IMAX CORPORATION

Exhibit 10.28

Published CUSIP Number: C4548VAA7

Revolving Loan CUSIP Number: C4548VAB5

Term Loan CUSIP Number: C4548VAC3

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

by and between

IMAX CORPORATION

as Borrower

- and -

THE GUARANTORS REFERRED TO HEREIN

as Guarantors

- and -

THE LENDERS REFERRED TO HEREIN

as Lenders

- and -

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Agent and Issuing Lender

- and -

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

Dated: February 7, 2013

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2

ARTICLE 2 CREDIT FACILITIES	20

2.1 Revolving Loans	20
2.2 Letter of Credit Accommodations	21
2.3 Term Loans	23
2.4 Prepayments of Loans/Cancellation of Unused Revolving Loan Commitments	24
2.5 Hedge Transactions	26

ARTICLE 3 INTEREST, INCREASED COSTS AND FEES	26

3.1 Interest	26
3.2 Increased Costs and Changes in Law	29
3.3 Commitment Fee	33

ARTICLE 4 CONDITIONS PRECEDENT	33

4.1 Conditions Precedent to the Availability of Loans and Letter of Credit Accommodations	33
4.2 Conditions Precedent to the Availability of All Loans and Letter of Credit Accommodations	34

ARTICLE 5 COLLECTION AND ADMINISTRATION	35

5.1 Borrower’s Loan Account	35
5.2 Statements	35
5.3 Payments	35
5.4 Authorization to Make Loans and Letter of Credit Accommodations	36
5.5 Use of Proceeds	37
5.6 Pro Rata Treatment	37
5.7 Obligations Several; Independent Nature of Lenders’ Rights	37

ARTICLE 6 REPRESENTATIONS AND WARRANTIES	37

6.1 Corporate Existence, Power and Authority; Subsidiaries; Solvency	38
6.2 Financial Statements; No Material Adverse Change	38
6.3 Chief Executive Office; Collateral Locations	38
6.4 Priority of Liens; Title to Properties; Intellectual Property Matters	38
6.5 Tax Returns	39
6.6 Litigation	39
6.7 Compliance with Other Agreements and Applicable Laws; Approvals	39
6.8 Bank Accounts	40
6.9 Accuracy and Completeness of Information, Significant Contracts	40
6.10 Status of Pension Plans and ERISA	41
6.11 Environmental Compliance	42
6.12 Survival of Warranties; Cumulative	43
6.13 U.S. Legislation	43
6.14 Material Operating Subsidiaries	45

6.15 Employee Relations	45
6.16 Burdensome Provisions	45
6.17 Absence of Defaults	45
6.18 Senior Indebtedness Status	45

ARTICLE 7 AFFIRMATIVE COVENANTS	45

7.1 Maintenance of Existence	45
7.2 New Collateral Locations	46
7.3 Compliance with Laws, Regulations, Etc.	46
7.4 Payment of Taxes and Claims	47
7.5 Insurance	49
7.6 Financial Statements and Other Information	50
7.7 Intellectual Property	52
7.8 Operation of Pension Plans	52
7.9 ERISA	53
7.10 IP Collateral	53
7.11 Visits and Inspections	55
7.12 Material Subsidiaries and Key Man Insurance	56
7.13 Grant of Equitable Mortgage by IMAX Barbados	57

ARTICLE 8 NEGATIVE COVENANTS	57

8.1 Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.	57
8.2 Liens	58
8.3 Indebtedness	60
8.4 Loans, Investments, Guarantees, Etc.	62
8.5 Dividends and Redemptions	64
8.6 Transactions with Affiliates	65
8.7 Applications under the CCAA	65
8.8 Supplemental Executive Retirement Plan	65
8.9 No Material Changes	65
8.10 No Further Negative Pledges; Restrictive Agreements	66

ARTICLE 9 FINANCIAL COVENANTS	67

9.1 Fixed Charge Coverage Ratio	67
9.2 Minimum EBITDA	67
9.3 Maximum Total Leverage Ratio	67

ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES	68

10.1 Events of Default	68
10.2 Remedies	71

ARTICLE 11 ASSIGNMENT AND PARTICIPATIONS: APPOINTMENT OF AGENT	76

11.1 Assignment and Participations	76
11.2 Appointment of Agent	78
11.3 Agent’s Reliance, Etc.	79
11.4 Agent and Affiliates	79

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11.5 Lender Credit Decision	80
11.6 Indemnification	80
11.7 Failure to Act	80
11.8 Concerning the Collateral and the Related Financing Agreements	80
11.9 Reports and other Information; Disclaimer by Lenders	81
11.10 Collateral Matters	81
11.11 Successor Agent	82
11.12 Setoff and Sharing of Payments	83
11.13 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	83
11.14 Approval of Lenders and Agent	86

ARTICLE 12 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	87

12.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	87
12.2 Waiver of Notices	89
12.3 Amendments and Waivers	89
12.4 Waiver of Counterclaim	89
12.5 Indemnification	90
12.6 Costs and Expenses	90
12.7 Further Assurances	91

ARTICLE 13 TERM OF AGREEMENT; MISCELLANEOUS	91

13.1 Term	91
13.2 Notice	92
13.3 Partial Invalidity	92
13.4 Successors	92
13.5 Entire Agreement	92
13.6 Headings	92
13.7 Judgment Currency	93
13.8 Counterparts and Facsimile	93
13.9 Patriot Act Notice	93

ARTICLE 14 ACKNOWLEDGMENT AND RESTATEMENT	93

14.1 Existing Obligations	93
14.2 Acknowledgment of Security Interests	94
14.3 Second Amended and Restated Credit Agreement	94
14.4 Restatement	94

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INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Information Certificates
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Notice of Prepayment
Exhibit G	Revolving Loan Commitments
Exhibit H	Closing Agenda
Schedule 6.1	Corporate Structure Chart
Schedule 6.9	Restrictions on Assignability in Significant Contracts
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Indebtedness
Schedule 8.4A	Guarantees
Schedule 8.4B	Existing Loans, Advances and Guarantees

-iv-

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement dated February 7, 2013 is entered into by and between IMAX Corporation, a corporation incorporated pursuant to the laws of Canada, as Borrower, the guarantors who are a party to this Agreement and who may become a party hereto pursuant to the terms hereof, as Guarantors, the lenders who are a party to this Agreement and who may become a party hereto pursuant to the terms hereof, as Lenders, and Wells Fargo Bank, National Association, a national banking association, as Agent for the Secured Parties.

W I T N E S S E T H:

WHEREAS Borrower and Congress Financial Corporation (Canada) (“Original Lender”) entered into a loan agreement dated February 6, 2004 which was amended pursuant to:

(a)	a first amendment to the Loan Agreement dated June 30, 2005;

(b)	a second amendment to the Loan Agreement dated May 16, 2006;

(c)	a second amendment to the Loan Agreement dated May 16, 2006 (which amended, restated and replaced in its entirety the second amendment to the Loan Agreement referred to in clause (b) above);

(d)	a third amendment to the Loan Agreement dated September 30, 2007;

(e)	a fourth amendment to the Loan Agreement dated December 5, 2007; and

(f)	a fifth amendment to the Loan Agreement dated May 5, 2008,

(collectively, the “Original Loan Agreement”);

WHEREAS Wachovia Capital Finance Corporation (Canada) (formerly known as Congress Financial Corporation (Canada)) as agent (the “Original Agent”) and lender, Borrower and Export Development Canada (“EDC”), as lender, amended and restated the Original Loan Agreement pursuant to an amended and restated credit agreement dated November 16, 2009 as amended by a first amendment to the amended and restated credit agreement dated January 21, 2011 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “First Amended and Restated Credit Agreement”);

WHEREAS Wells Fargo Capital Finance Corporation Canada (formerly known as Wachovia Capital Finance Corporation (Canada)), as Original Agent and lender, Borrower and EDC, as lender, amended and restated the First Amended and Restated Credit Agreement pursuant to a second amended and restated credit agreement dated June 2, 2011 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Second Amended and Restated Credit Agreement”);

WHEREAS Agent (as successor agent to the Original Agent), Borrower and Lenders desire to amend and restate the Second Amended and Restated Credit Agreement as set forth herein; and

WHEREAS each Lender is willing to (severally and not jointly) make loans and provide such financial accommodations to Borrower on a pro rata basis according to their Revolving Loan Commitment to Borrower on the terms and conditions set forth herein and Agent is willing to act as agent for Secured Parties on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All terms used herein which are defined in the PPSA (as defined below) shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower, Credit Parties, Guarantors, Lenders, Issuing Lender and Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 12.3 or, without derogating from the cure rights, if any, provided to Credit Parties in Article 10 hereof, is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. If, after the Closing Date, there shall be any change in the application of the accounting principles used in preparation of Borrower’s financial statements as a result of any changes in GAAP including International Financial Reporting Standards becoming applicable to Borrower, which changes (a) result in a change in the method of calculation of, or (b) impact on, financial covenants or other covenants applicable to Borrower found in this Agreement or the other Financing Agreements, Borrower and Agent shall promptly enter into negotiations in good faith in order to amend such financial covenants or other covenants so as to reflect equitably such changes with the desired result that the evaluations of Borrower’s financial condition shall be the same after such changes as if such changes had not been made. Canadian Dollars and the sign “CDN$” mean lawful money of Canada. “US Dollars” and the sign “$” mean lawful money of the United States of America. All monetary amounts referred to in this Agreement are in US Dollars unless otherwise stated. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” means all present and future rights of any Credit Party to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

“Adjusted Euro Dollar Rate” means, with respect to each Interest Period for any Euro Dollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) determined by dividing:

(a)	the Euro Dollar Rate for such Interest Period by:

(b)	a percentage equal to:

(i)	one (1) minus

(ii)	the Reserve Percentage.

For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of US Dollars in a non-United States or an international banking office of the US Reference Bank used to fund a Euro Dollar Rate Loan or any Euro Dollar Rate Loan made with the proceeds of such deposit, whether or not US Reference Bank actually holds or has made any such deposits or loans. The Adjusted Euro Dollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Affiliate” or “affiliate” shall have the meaning ascribed thereto in the Business Corporations Act (Canada).

“Agent” means Wells Fargo, in its capacity as administrative and collateral agent hereunder, and any successor thereto appointed pursuant to Section 11.11.

“Agreed Currency” shall have the meaning set forth in Section 13.7 hereof.

“Aggregate Amount” shall have the meaning set forth in Section 2.3(a) hereof.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Total Leverage Ratio:

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Rate Loans and Letter of Credit Accommodations	Applicable Margin for Commitment Fees
I	Less than 1.00:1.00	1.50%	0.25%
II	Greater than or equal to 1.00:1.00 but less than 2.00:1.00	1.75%	0.375%
III	Greater than or equal to 2.00:1.00	2.00%	0.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each an “AM Calculation Date”) 10 Business Days after the day by which Borrower is required to provide a Compliance Certificate pursuant to Section 7.6(a) for the most recently ended Fiscal Quarter; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first AM Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable AM Calculation Date, and (b) if Borrower fails to provide the Compliance Certificate as required by Section 7.6(a) for the most recently ended Fiscal Quarter preceding the applicable AM Calculation Date, the Applicable Margin from such AM Calculation Date shall be based on Pricing Level III until such time as an appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such AM Calculation Date. The Applicable Margin shall be effective from one AM Calculation Date until the next AM Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Loans or Letter of Credit Accommodations then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.6(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Loan Commitment is in effect, or (iii) any Loan or Letter of Credit Accommodation is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) Borrower shall immediately and retroactively be obligated to pay to Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent in accordance with Section 5.3. Borrower’s obligations under this paragraph shall survive the termination of the Revolving Loan Commitments and the repayment of all other Obligations hereunder.

“Arranger” means Wells Fargo Securities, LLC, in its role hereunder as sole lead arranger and sole bookrunner.

“Asset Disposition” means (a) the disposition of any or all of the assets of any Credit Party thereof whether by sale, lease, transfer or otherwise and (b) any issuance of Capital Stock by any Subsidiary of Borrower to any Person that is not a Credit Party or any Subsidiary thereof.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.1), and accepted by Agent, in substantially the form attached hereto as Exhibit A or any other form approved by Agent.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“BMO” means Bank of Montreal.

“BMO Term Sheet” means the term sheet dated January 4, 2013 between Borrower and BMO with respect to the issuance of:

(a)	a $10,000,000 Demand, Revolving Letter of Credit Facility by BMO in favour of Borrower (the “BMO LC Facility”);

(b)	a CDN$175,000 Mastercard Businesscard Facility by BMO in favour of Borrower (the “Mastercard Facility”); and

(c)	a $4,000,000 Directline for Business – Foreign Exchange Settlement Facility by BMO in favour of Borrower (the “F/X Facility”).

“Borrower” means IMAX Corporation, a corporation incorporated pursuant to the laws of Canada.

“Business Day” means a day (other than a Saturday, Sunday or statutory holiday in Ontario or New York) on which Agent’s Toronto office and banks in New York City are open for business in the normal course.

“Calculation Date” shall have the meaning set forth in Section 2.3(a) hereof.

“Capital Expenditures” means, with respect to Borrower and its Subsidiaries, capital expenditures as determined in accordance with GAAP, excluding capital expenditures made with respect to (a) the land and construction costs of the Santa Monica Facility and (b) Borrower’s, IMAX China Multimedia’s and IMAX China Theatre’s operations in China funded by the proceeds of the IMAX China Capital Raise in Section 8.3(k)(iii) such capital expenditure exclusion amount in this clause (b) not to exceed $40,000,000.

“Capital Lease Obligations” means all monetary obligations of Borrower and its Subsidiaries under a capital lease and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation or company, capital stock or shares (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Compensation” means cash compensation to senior management and directors of Credit Parties and any Subsidiary thereof (including payments made pursuant to the USERP) not captured under GAAP in their respective income statements but captured under GAAP in their respective cash flow statements.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the Canadian or U.S. federal government and backed by the full faith and credit of such government, as applicable; (b) domestic and euro dollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of Canada or the United States, any province or state thereof, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A—(or better) by Standard & Poor’s Rating Services (“S&P”) or A3 (or better) by Moody’s Investors Service, Inc. (“Moody’s”), and which deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (i) investment grade securities (i.e., securities rated at least BBB by S&P or rated at least Baa by Moody’s) and (ii) commercial paper of Canadian, U.S. and foreign banks and bank holding companies and their subsidiaries and Canadian, U.S. and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being, “Qualified Institutions”); (d) commercial paper of Qualified Institutions; and (e) auction rate securities (long-term, variable rate bonds tied to short-term interest rates) that are rated AAA by S&P and Aaa by Moody’s; provided that the maturities of such Cash Equivalents shall not exceed 365 days from the date of acquisition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Cash Management Agreement.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CCAA Plan” shall have the meaning set forth in Section 8.7 hereof.

“Closing Date” means February 7, 2013.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the undertaking, property and assets, real or personal, tangible or intangible, now existing or hereafter acquired by any Credit Party that may at any time be or become subject to a Lien in favour of Agent to secure any or all of the Obligations; provided that, for greater certainty, any and all assets of IMAX China Multimedia and IMAC China Theatre shall be excluded from, and not form part of, the Collateral.

“Compliance Certificate” means the compliance certificate substantially in the form attached hereto as Exhibit B.

“Credit Parties” means, collectively, Borrower and Guarantors.

“Default” means an event, circumstance or omission which, with any of the giving of notice or a lapse of time or both would constitute an Event of Default.

“EBITDA” means, for any period with respect to Borrower, an amount equal to the consolidated net income or net loss before interest, taxes, depreciation, amortization and any other non-cash and non-operating charges or other impairments as approved by Agent. For purposes of calculating compliance with the financial covenants in Sections 9.1, 9.2 and 9.3 hereof, EBITDA shall be calculated without taking into account any contribution to consolidated net income or net loss with respect to (i) any Future Permitted Transaction and (ii) non-cash equity income or loss from joint ventures.

“EDC Indemnity Agreement” means the indemnity agreement dated May 3, 2010 given by Borrower in favour of EDC.

“Eligible Transferee” means

(a)	any Lender;

(b)	the parent company of any Lender and/or any Affiliate of such Lender;

(c)	any Person that is engaged in the business of making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and

(d)	any other commercial bank, financial institution or “accredited investor” (as defined under Ontario Securities Commission Rule 45-106) approved by Agent and, unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that,

(i)	neither Borrower nor any Affiliate of Borrower;

(ii)	nor any Person to whom any indebtedness (other than the Obligations) is owed by any Credit Party;

(iii)	nor any natural person;

(iv)	nor any Person that is a competitor of Borrower,

in each case of the foregoing clauses (i), (ii) and (iii), and (iv), shall qualify as an Eligible Transferee (each, a “Prohibited Transferee”).

“Environmental Laws” means with respect to any Person all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person required to be aggregated with any Credit Party or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means

(a)	any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a US Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation;

(b)	the adoption of any amendment to a US Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

(c)	a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization;

(d)	the filing of a notice of intent to terminate a US Pension Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a US Pension Plan;

(e)	an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(f)	the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate in excess of $500,000; and

(g)	any other event or condition with respect to any US Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Credit Party in excess of $500,000.

“Euro Dollar Rate” means the rate of interest, based on a 360 day year, appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service or any successor to or substitute for such service as determined by Agent) as the London interbank offered rate for deposits in US Dollars for a term comparable to the applicable Interest Period as selected by Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates rounded upwards, in Agent’s discretion, to the nearest 1/100th of one 1%) on or about 9:00 a.m. New York time 3 Business Days prior to the commencement of such Interest Period.

“Euro Dollar Rate Loans” means any Loans or portion thereof denominated in US Dollars and on which interest is payable based on the Adjusted Euro Dollar Rate in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Fee Letter” means the separate fee letter agreement dated December 10, 2012 among Borrower, Agent and Arranger.

“Film Fund Subsidiary” means any special purpose vehicle Subsidiary of Borrower (other than a Credit Party) that Borrower establishes for the purpose of producing, marketing and owning new IMAX documentaries and films.

“Financing Agreements” means, collectively, this Agreement, the Original Loan Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, the Fee Letter and all notes, guarantees, security agreements and other agreements, documents and instruments previously, now or at any time hereafter executed and/or delivered by any Credit Party in connection with this Agreement, the Original Loan Agreement, the First Amended and Restated Credit Agreement and the Second Amended and Restated Credit Agreement, in each case, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, but excluding any Secured Hedge Agreement and Secured Cash Management Agreement.

“Financing Receivables” means financing receivables determined in accordance with GAAP and presented on the consolidated balance sheet of Borrower.

“Fiscal Quarter” means each of the following 3 month periods in any Fiscal Year of Borrower: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Fiscal Year” means the fiscal year of Borrower being the 12 month period of January 1 to December 31.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries on a consolidated basis for any applicable period, determined in accordance with GAAP, the quotient of, for each applicable period:

(a)	EBITDA minus Capital Expenditures minus the sum of federal, provincial, state, local and foreign taxes paid in cash in the period (less tax refunds in cash received by Borrower and its Subsidiaries in the period) minus the sum of payments made pursuant to Section 8.4(i)(c), (e) and (i) (but excluding any such payments to the extent funded through issuances of Capital Stock of Borrower) minus Cash Compensation not included in EBITDA (but excluding up to $2,500,000 in severance costs up to December 31, 2013) minus increases in Financing Receivables; divided by:

(b)	interest paid and interest due within the period that the test is being done but which has not been paid at the time of the test plus any principal due plus payments under Section 8.5 (but excluding any principal and interest paid and due with respect to indebtedness incurred pursuant to Section 8.3(h)). For the avoidance of doubt, any computations under this clause (b) shall not include any principal payments or repayments in respect of Loans (as defined in the Second Amended and Restated Credit Agreement) under the Second Amended and Restated Credit Agreement made on the Closing Date to give effect to the terms of this Agreement.

“Funding Bank” shall have the meaning set forth in Section 3.2(a)(i) hereof.

“Future Permitted Transaction” means any infrequent or unusual transaction requested by Borrower to be designated as such to the extent any such transaction has been pre-approved in writing by Agent and Required Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the relevant U.S. public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied.

“General Restricted Payment Basket” shall have the meaning set forth in Section 8.5(e)(ii) hereof.

“General Security Agreement” shall mean the amended and restated general security agreement dated November 16, 2009 given by Borrower in favour of Agent as security for payment and performance of the Obligations, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Governmental Authority” means any government, parliament, legislature, municipal or local government, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator).

“Guarantors” means, other than Borrower, any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, including:

(a)	IMAX U.S.A. Inc., a Delaware corporation;

(b)	1329507 Ontario Inc., an Ontario corporation;

(c)	IMAX II U.S.A. Inc., a Delaware corporation;

(d)	David Keighley Productions 70 MM Inc., a Delaware corporation; and

(e)	IMAX Barbados.

“Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Hedge Bank” means any Person that at the time it enters into a Hedge Agreement is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Hedge Agreement.

“IMAX Barbados” means IMAX (Barbados) Holding, Inc., a Barbados corporation.

“IMAX Cayman” means IMAX China Holding, Inc., a Cayman Islands exempted company.

“IMAX China Capital Raise” shall have the meaning set forth in Section 8.3(k).

“IMAX China Multimedia” means IMAX (Shanghai) Multimedia Technology Co., Ltd., a People’s Republic of China corporation.

“IMAX China Theatre” means IMAX (Shanghai) Theatre Technology Services Co., Ltd., a People’s Republic of China corporation.

“IMAX Japan” means IMAX Japan Inc., a Japanese corporation.

“Information Certificates” means, collectively, the Information Certificates of each Credit Party constituting Exhibit C hereto containing material information with respect to each Credit Party and its business and assets provided by or on behalf of each Credit Party to Agent in connection with the preparation of the Financing Agreements and the financing arrangements provided for herein.

“Insurance and Condemnation Event” means the receipt by any Credit Party of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its properties or assets.

“Interest Period” means, with respect to each Euro Dollar Rate Loan, a period of 1, 2, 3 or 6 months duration as Borrower may elect, the exact duration to be determined in accordance with customary practice in the applicable Euro Dollar Rate market or customary practice of Agent; provided that:

(a)	Borrower may not elect an Interest Period which will end after the Maturity Date; and

(b)	Interest Periods shall be selected by Borrower so as to permit Borrower to make the quarterly principal installment payments pursuant to Section 2.3(b) without payment of any amounts pursuant to Article 3.

“Interest Rate” means:

(a)	as to Euro Dollar Rate Loans, the Adjusted Euro Dollar Rate plus the Applicable Margin per annum; or

(b)	as to US Prime Rate Loans, the US Prime Rate plus 0.50% per annum; or

(c)	notwithstanding the rates described in clause (a) and (b) above, the rate of 3% per annum in excess of the applicable Interest Rate described above and all fees payable in connection herewith shall apply (and shall be payable on demand by Agent):

(i)	automatically upon the occurrence and continuation of an Event of Default under Section 10.1(a)(i)(A), 10.1(e)(i), 10.1(i) or 10.1(j); and

(ii)	at the election of Required Lenders (or Agent at the direction of Required Lenders) upon the occurrence and continuation of any other Event of Default.

“Inventory” means all of a Credit Party’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

“Investment Amount” shall have the meaning set forth in Section 9.1(b) hereof.

“IP Collateral” means all of the Intellectual Property as such term is defined in the General Security Agreement.

“IP Collateral License Agreement” means the amended and restated intellectual property license agreement dated November 16, 2009 granting Agent and its successors, transferees and assignees, a non-exclusive, royalty free perpetual license to the IP Collateral, but effective only upon the occurrence and continuance of an IP Grace Period, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“IP Grace Period” means the period commencing the date upon which Agent exercises its remedies pursuant to Sections 10.2(a) and/or Section 10.2(b) hereof and ending 120 days thereafter.

“Issuing Lender” means with respect to Letter of Credit Accommodations issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto.

“Lenders” means each Person executing this Agreement as a Lender (including Revolving Lenders and Term Lenders) on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender (including Revolving Lenders and Term Lenders) pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Letter of Credit Accommodations” means the letters of credit, merchandise purchase or other guarantees denominated in US Dollars which are from time to time either (a) issued or opened by Issuing Lender for the account of any Credit Party or (b) with respect to which Issuing Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Credit Party of its obligations to such issuer, and shall include the existing letters of credit, merchandise purchase and other guarantees issued and currently outstanding under the Second Amended and Restated Credit Agreement.

“License Agreements” shall have the meaning set forth in the General Security Agreement.

“Lien” means any security interest, mortgage, pledge, hypothec, lien, charge or other lien of any nature whatsoever (including those created by statute).

“Loans” means, collectively, the Revolving Loans and the Term Loans.

“Material Adverse Effect” means, with respect to Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Financing Agreements to which it is a party, (c) a material impairment of the rights and remedies of Agent or any Lender under any Financing Agreement or (d) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Financing Agreement to which it is a party.

“Material Subsidiary” means any Subsidiary of any Credit Party that accounts for greater than 10% of the revenues of Borrower on a consolidated basis other than IMAX China Multimedia, IMAX China Theatre and IMAX Japan.

“Maturity Date” means the earlier of:

(a)	demand for payment under Section 10.2; and

(b)	the 5th anniversary of the Closing Date.

“Maximum Credit” means the amount of $200,000,000.

“Maximum Revolving Credit” means the amount of $200,000,000 as reduced from time to time pursuant to the terms of Section 2.3 hereof.

“Maximum Term Credit” shall have the meaning set forth in Section 2.3(a)(ii)(C) hereof.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding 6 years contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate may incur any liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or Subsidiary thereof therefrom (including any cash, cash equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes imposed by a Governmental Authority as a result of such transaction or event, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any incurrence of indebtedness, the gross cash proceeds received by any Credit

Party or any Subsidiary thereof therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Funding Lender” shall have the meaning set forth in Section 11.13(a)(iii) hereof.

“Non-Recourse Debt” means indebtedness of a Subsidiary of Borrower (other than a Credit Party) that (a) has not been guaranteed by any Credit Party or other Subsidiary thereof, (b) no Credit Party or other Subsidiary thereof has provided security or other financial assistance or accommodations with respect thereto and (c) the applicable creditor has no other recourse to any Credit Party or other Subsidiary thereof for payment including by means of demand, action or proceeding.

“Notice of Borrowing” means a notice of borrowing substantially in the form attached as Exhibit D hereto.

Notice of Conversion/Continuation” means a notice of conversion/continuation substantially in the form attached as Exhibit E hereto.

“Notice of Prepayment” means a notice of prepayment substantially in the form attached as Exhibit F hereto.

“Obligations” means any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Credit Party to Agent, Lenders and their respective Affiliates including principal, interest, charges, indemnifications for Letter of Credit Accommodations or otherwise, fees, costs and expenses, however evidenced, whether as principal or otherwise, arising under or in connection with the Financing Agreements, Secured Hedge Agreements and Secured Cash Management Agreements, as amended, supplemented, restated or superseded, in whole or in part, from time to time and/or applicable laws, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to any Credit Party under the BIA, the CCAA, or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured. For greater certainty, the obligations, liabilities and indebtedness owing under or in connection with the BMO Term Sheet are not included in “Obligations”.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Currency” shall have the meaning set forth in Section 13.7 hereof.

“Other Lender” shall have the meaning set forth in Section 11.13(d) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Pension Plans” means each of the pension plans, if any, that are registered in accordance with the Income Tax Act (Canada) which any Credit Party sponsors or administers or into which any Credit Party makes contributions.

“Permitted Liens” means, collectively, the Liens permitted pursuant to Section 8.2(a) through (m) (inclusive).

“Person” or “person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multiemployer Plan, has made contributions at any time during the immediately preceding 6 plan years or with respect to which Borrower may incur liability. For greater certainty, “Plan” does not include a Pension Plan that is not a US Pension Plan.

“PPSA” means the Personal Property Security Act (Ontario); provided that, if the attachment, perfection or priority of Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than Ontario, PPSA shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

“Pro Rata Share” means with respect to a Lender (a) with respect to all Revolving Loans, the percentage obtained by dividing (i) the aggregate Revolving Loan Commitments of such Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders; (b) with respect to all Term Loans, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loans held by such Lender by (ii) the outstanding principal balance of the Term Loans held by all Lenders; and (c) with respect to all Loans on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by such Lender by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Real Property” means the property known as 2525 Speakman Drive, Mississauga, Ontario L5K 1B1 legally owned by 1329507 Ontario Inc. and beneficially owned by Borrower.

“Receiver” shall have the meaning set forth in Section 10.2(g) hereof.

“Records” means all of each Credit Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Credit Party with respect to the foregoing maintained with or by any other person).

“Report” shall have the meaning set forth in Section 11.9(a) hereof.

“Required Lenders” means, on any date of determination, (a) Lenders holding more than 50% of the Revolving Loan Commitments and the outstanding Term Loans or (b) on and after the Maturity Date, Lenders holding more than 50% of the outstanding Loans. The Revolving Loan Commitments and outstanding Loans of Non-Funding Lenders shall be excluded from the calculation of Required Lenders.

“Revolving Loan Commitment” means (a) as to any Lender with respect to Revolving Loans, the aggregate of such Lender’s Revolving Loan Commitment as set forth beside such Lender’s name on Exhibit G hereto or, if such Lender’s name does not appear on Exhibit G hereto, in the most recent Assignment and Assumption Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments to Borrower, which aggregate commitment is $200,000,000 as of the Closing Date as reduced from time to time pursuant to Section 2.3 hereof.

“Revolving Loans” means US Prime Rate Loans and/or Euro Dollar Rate Loans, as the case may be, now or hereafter made by Revolving Lenders to or for the benefit of Borrower on a revolving basis (involving advances, repayments and re-advances) as set forth in Section 2.1 hereof.

“Revolving Lenders” means, collectively, all Lenders with a Revolving Loan Commitment or Revolving Loan.

“Revolving Loan Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in the Letter of Credit Accommodations at such time.

“Revolving Loan Outstandings” means the sum of on any date (a) the aggregate outstanding principal amount of Revolving Loans after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; plus (b) the aggregate outstanding amount of all Letter of Credit Accommodations after giving effect to any changes in the aggregate amount of the Letter of Credit Accommodations as of such date.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/fac/sdn/index.html, or as otherwise published from time to time.

“Santa Monica Facility” means a potential office and support facility of Borrower to be located in the Los Angeles, California metropolitan area.

“Santa Monica Facility Borrower” shall have the meaning set forth in Section 8.3(g) hereof.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Parties” shall collectively mean Agent, Lenders, and their respective Affiliates, (including Hedge Banks under any Secured Hedge Agreements and Cash Management Banks under Secured Cash Management Agreements) and any other person to which Obligations are owed or who is the beneficiary of or under a guarantee of the Obligations (and, for greater certainty, if such person ceases to be an Agent or a Lender then for any transaction entered into under a Secured Hedge Agreement or Secured Cash Management Agreement with that Agent or Lender or any of its Affiliates prior to the date that person ceases to be an Agent or Lender, that person or any of its Affiliates shall continue to be a Secured Party hereunder with respect to Borrower’s obligations relating to any such transaction).

“Settlement Date” shall have the meaning set forth in Section 11.13(a)(iii) hereof.

“Significant Contract” means (a) any contract or other agreement, written or oral, of any Credit Party involving monetary liability of or to any such Person in an amount in excess of (i) $10,000,000 per annum for purpose of the representation and warranty made pursuant to Section 6.9(b) on the Closing Date only and (ii) $15,000,000 per annum in all other instances or (b) any other contract or agreement, written or oral, of any Credit Party the failure to comply with which could reasonably be expected to have a Material Adverse Effect but excluding, in the case of clause (a) and (b), such contracts or agreements between Borrower and its Subsidiaries or between such Subsidiaries.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets (including contingent assets) of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent assets or liabilities at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured assets or liability, as the case may be.

“Stock Buyback/Dividend Amount” shall have the meaning set forth in Section 2.3(a) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Term Loans” means US Prime Rate Loans and/or Euro Dollar Rate Loans, as the case may be, now or hereafter made by Term Lenders to or for the benefit of Borrower on a term basis as set forth in Section 2.3 hereof

“Term Lenders” means, collectively, all Lenders with a Term Loan hereunder.

“Total Debt” means, at any time, with respect to Borrower and its Subsidiaries on a consolidated basis (without duplication):

(a)	all obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business);

(b)	all obligations evidence by notes, bonds, debentures or similar instruments;

(c)	Capital Lease Obligations (as defined in accordance with GAAP as of the Closing Date);

(d)	the aggregate outstanding amount of all Obligations;

(e)	the drawn and unreimbursed amount of all issued letters of credit (including Letter of Credit Accommodations and letters of credit issued under the BMO LC Facility);

(f)	the principal amount of all indebtedness with respect to purchase money security interests;

(g)	the principal amount of any other indebtedness for borrowed money; and

(h)	guarantees of items referenced in subsections (a) through to (g) of this definition,

but excluding indebtedness incurred pursuant to Section 8.3(g)(i), (h), (i) and (k).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt on such date to (b) EBITDA for the period of 4 consecutive Fiscal Quarters ending on or immediately prior to such date.

“UCC” means the Uniform Commercial Code.

“USERP” means the unregistered supplemental executive retirement plan dated July 12, 2000, as amended and restated as of January 1, 2006, made by Borrower in favour of its former Co-Chief Executive Officer and current Chairman of the Board, Bradley J. Wechsler, and its current Chief Executive Officer, Richard L. Gelfond.

“US First Rate” shall have the meaning set forth in Section 3.1(c) hereof.

“US Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Credit Party sponsors, maintains, or to which any Credit Party or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“US Prime Rate” means the rate announced publicly by US Reference Bank from time to time as its prime rate in effect for US Dollar denominated commercial loans, whether or not such announced rate is the best rate available at such bank.

“US Prime Rate Loans” means any Loans or portions thereof denominated in US Dollars and on which interest is payable based on the US Prime Rate in accordance with the terms hereof.

“US Reference Bank” means Wells Fargo or any successor thereto, or such other major bank in the United States as Agent may from time to time designate, in its discretion, after consultation with Borrower.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

ARTICLE 2

CREDIT FACILITIES

2.1	Revolving Loans

(a)	Availability and Repayment. Subject to, and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans by way of Euro Dollar Rate Loans and US Prime Rate Loans to Borrower from time to time from the Closing Date through, but not including, the Maturity Date in amounts requested by Borrower in accordance with Section 3.1(h); provided, that (a) after the Closing Date, the Revolving Loan Outstandings shall not exceed the Revolving Loan Commitment and (b) the Revolving Loan Exposure of any Revolving Lender shall not at any time exceed such Revolving Lender’s Revolving Loan Commitment. Subject to the terms and conditions hereof, Borrower at any time may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date. On the Maturity Date, the outstanding balance of the Revolving Loans (including principal, accrued and unpaid interest and other amounts due and payable with respect thereto) shall be due and be payable and the Revolving Loan Commitment shall terminate.

(b)

Maximum Amounts. In the event that (i) the Revolving Loan Outstandings exceed the Revolving Loan Commitment, (ii) the Revolving Loan Exposure of any Revolving Lender exceeds such Revolving Lender’s Revolving Loan Commitment, (iii) the aggregate outstanding amount of the Letter of Credit Accommodations exceeds the sub-limit for Letter of Credit Accommodations set forth in Section 2.2(c), (iv) the aggregate amount of the Revolving Loan Outstandings and the Term Loans exceed the Maximum Credit or (v) the aggregate amount of the Term Loans exceed the Maximum Term Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2	Letter of Credit Accommodations

(a)

Letter of Credit Accommodations. Subject to, and upon the terms and conditions contained herein, at the irrevocable request of Borrower pursuant to a Notice of Borrowing given by Borrower to Agent no later than 12:00 noon (Eastern Time) at least 3 Business Days prior to the requested issuance date, Issuing Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower in US Dollars containing terms and conditions reasonably acceptable to Issuing Lender. Any payments made by Issuing Lender in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Article 2. Each Lender agrees to purchase an irrevocable and unconditional participation in each Letter of Credit Accommodation issued hereunder based on its Pro Rata Share. Each Letter of Credit Accommodation shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit Accommodations (subject to (a) such longer periods agreed to by Issuing Lender and (b) automatic renewal for additional 1 year periods pursuant to the terms of the letter of credit application or other documentation acceptable to Issuing Lender), which date shall be no later than the 5th Business Day prior to the Maturity Date unless Issuing Lender is satisfied that Borrower will cash collateralize the Letter of Credit Accommodations that extend beyond the 5th Business Day prior to the Maturity Date on terms acceptable to Issuing Lender.

(b)	Fees and Expenses. In addition to any charges, fees or expenses charged by Issuing Bank in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent a letter of credit fee at a rate equal to the Applicable Margin per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding Fiscal Quarter (or part thereof), payable in arrears as of the last Business Day of each Fiscal Quarter. Such letter of credit fee shall be calculated on the basis of a 360 day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the maturity or termination of this Agreement. This letter of credit fee shall not be payable to a Lender during the period it is a Non-Funding Lender.

(c)

Maximum Amount. The amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Issuing Lender in connection therewith (including charges, fees and expenses with respect thereto) shall not at any time exceed $25,000,000 (less the face amount of all letters of credit issued pursuant to the BMO LC Facility). At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will furnish Agent with cash collateral to secure the reimbursement obligations of the Issuing Lender in connection with any Letter of Credit Accommodations.

(d)	Indemnification. Borrower shall indemnify and hold Agent, Issuing Lender and each Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent, Issuing Lender and each Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, federal, provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent, Issuing Lender and each Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower or otherwise (other than acts, waivers, errors, delays or omissions caused by the gross negligence or wilful misconduct of Agent, Issuing Lender or a Lender as determined by a final and non-appealable judgment or court order binding on such Person) with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(d) shall survive the payment of the Obligations and the termination of this Agreement.

(e)

Rights of Issuing Lender. Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent, Issuing Lender or a Lender in any manner. Except as a result of Issuing Lender’s own gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on Issuing Lender, Borrower shall be bound by any interpretation made by Issuing Lender under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At any time an Event of Default exists or has occurred and is continuing, Issuing Lender, in its own name or in Borrower’s name, shall have the sole and exclusive right and authority to, and Borrower shall not: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, or (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders. At all times other than when an Event of Default exists or has occurred and is continuing, Borrower shall be permitted, with the prior written consent of Issuing Lender to: (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (ii) to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

2.3	Term Loans

(a)	Conversion of Revolving Loans into Term Loans. On July 15 and January 15 of each year starting with July 15, 2013 (each, a “Calculation Date”), the amount of the dividends, redemptions, retirements, defeasances, purchases, acquisitions or distributions with respect to Borrower’s Capital Stock and the Investment Amount in each case made by Borrower since the previous Calculation Date (the “Stock Buyback/Dividend Amount”) together with any Stock Buyback/Dividend Amount carried forward pursuant to the terms hereof and not otherwise converted to Term Loans pursuant to the terms hereof (the “Aggregate Amount”) shall be calculated by Borrower and provided to Agent and:

(i)	in the event there are no outstanding Revolving Loans on such Calculation Date, such Stock Buyback/Dividend Amount shall be carried forward to the next Calculation Date and added to the existing Aggregate Amount;

(ii)	in the event that there are outstanding Revolving Loans on such Calculation Date:

(A)	the outstanding Revolving Loans shall be converted to a term loan (each, a “Term Loan”) in a minimum amount of not less than $20,000,000 or an integral multiple of $5,000,000 in excess thereof but not to exceed the Aggregate Amount;

(B)	the aggregate Revolving Loan Commitment shall be reduced by the amount of such Term Loan;

(C)	such conversions and reductions shall not exceed $75,000,000 (the “Maximum Term Credit”) in the aggregate over the term of this Agreement; and

(D)	each Lender shall be deemed to hold each Term Loan to the extent of its Pro Rata Share of the converted Revolving Loans.

(b)	Availability and Repayment. The Term Loans shall be available by way of Euro Dollar Rate Loans and US Prime Rate Loans. Borrower shall repay to Agent the aggregate outstanding principal amount of each Term Loan in consecutive quarterly installments of 5% of the initial principal amount thereof on the last Business Day of each Fiscal Quarter commencing with the first such Business Day following conversion. On the Maturity Date, the outstanding balance of the Term Loans (including principal, accrued and unpaid interest and other amounts due and payable with respect thereto) shall be due and be payable.

2.4	Prepayments of Loans/Cancellation of Unused Revolving Loan Commitments

(a)	Optional Prepayments. Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, with irrevocable prior written notice to Agent pursuant to a Notice of Prepayment given not later than 12:00 noon (Eastern Time) (i) on the same Business Day as each US Prime Rate Loan and (ii) at least 3 Business Days before each Euro Dollar Rate Loan, specifying the date and amount of repayment, whether the repayment is of Euro Dollar Rate Loan or US Prime Rate Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional partial prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to reduce the remaining scheduled principal installments of the Term Loans due in the next 4 Fiscal Quarters and thereafter on a pro rata basis. Each repayment shall be accompanied by any amount required to be paid pursuant to Article 3 hereof. A Notice of Prepayment received after 12:00 noon (Eastern Time) shall be deemed received on the next Business Day. Agent shall promptly notify Term Lenders of each Notice of Prepayment.

(b)	Optional Cancellation of Unused Revolving Loan Commitments. Borrower shall have the right at any time and from time to time, without premium or penalty, to cancel the unused Revolving Loan Commitments, in whole or in part, with irrevocable prior written notice to Agent pursuant to a Notice of Prepayment given not later than 12:00 noon (Eastern Time) on a Business Day specifying the date and amount of cancellation. Each optional partial cancellation hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof. A Notice of Prepayment received after 12:00 noon (Eastern Time) shall be deemed received on the next Business Day. Agent shall promptly notify Revolving Lenders of each Notice of Prepayment.

(c)	Mandatory Prepayments.

(i)	Debt Issuances. Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize the Letter of Credit Accommodations in the manner set forth in clause (iv) below in an amount equal to 100% of the aggregate Net Cash Proceeds from any issuance of indebtedness for borrowed money by any Credit Party or Subsidiary thereof not permitted pursuant to Section 8.3 and 50% of the aggregate Net Cash Proceeds from any issuance of indebtedness pursuant to Section 8.3(k). Such prepayment shall be made within 10 Business Days after the date of receipt of the Net Cash Proceeds of any such indebtedness.

(ii)

Asset Dispositions. Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize the Letter of Credit Accommodations in the manner set forth in clause (iv) below in amounts equal to (A) 100% of the aggregate Net Cash Proceeds from any (1) Asset

Disposition permitted pursuant to Section 8.1(b)(iii), (iv) and (v), (2) Asset Disposition not permitted pursuant to this Agreement or (3) Asset Disposition described in clause (b) of the definition of Asset Disposition (other than that described in this next clause (B)) and (B) 50% of the aggregate Net Cash Proceeds from any Asset Disposition or sale of Capital Stock permitted pursuant to Section 8.3(k) . Such prepayments shall be made within 10 Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(c)(ii)(A) to the extent that:

(A)	the Net Cash Proceeds of such Asset Disposition is equal to or less than $50,000 provided that the aggregate amount hereunder shall not exceed $1,000,000 per Fiscal Year;

(B)	the Net Cash Proceeds of such Asset Disposition is greater than $50,000 but equal to or less than $250,000 until such time as the aggregate of such Net Cash Proceeds exceeds $1,000,000 and then such aggregate amount shall be used to prepay the Loans and/or cash collateralize the Letter of Credit Accommodations in the manner set forth in clause (iv) below; and

(C)	(1) within 10 Business Days after the date of receipt of such Net Cash Proceeds, Borrower notifies Agent that Borrower shall reinvest such Net Cash Proceeds in assets used or useful in the business of a Credit Party and (2) such Net Cash Proceeds are reinvested in such assets within 180 days after receipt of such Net Cash Proceeds by such Credit Party and such Credit Party shall provide written evidence to Agent of such reinvestment; provided further that any portion of such Net Cash Proceeds not actually so reinvested within such 180 day period shall be prepaid in accordance with this Section 2.4(c)(ii) on or before the last day of such 180 day period.

(iii)	Insurance and Condemnation Events. Subject to Section 7.5(d), Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize the Letter of Credit Accommodations in the manner set forth in clause (iv) below in an amount equal to 100% of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event. Subject to Section 7.5(d), such prepayments shall be made within 10 Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party; provided further that any portion of the Net Cash Proceeds not used to repair or replace the Collateral in accordance with the time periods set forth in Section 7.5(d) shall be prepaid in accordance with this Section 2.4(c)(iii) on or before the last day of such time period.

(iv)	Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iii) above, Borrower shall promptly deliver a Notice of Prepayment to Agent and upon receipt of such notice, Agent shall promptly so notify Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, to reduce the remaining scheduled principal installments of the Term Loans due in the next 4 Fiscal Quarters and thereafter on a pro rata basis and (ii) second, to the extent of any excess, to repay the Revolving Loans or cash collateralize the Letter of Credit Accommodations without a corresponding reduction in the Revolving Loan Commitment.

2.5	Hedge Transactions

(a)	Agent or a Lender (or their respective Affiliates) may offer to make available Hedge Agreements to Borrower from time to time (it being understood that nothing contained herein shall be construed to commit any person to enter into any Hedge Agreement) upon terms mutually acceptable to Agent or such Lender or such Affiliate and Borrower. On or before January 1, 2015, Borrower will obtain interest rate protection from one or more of Agent or Lenders (or their respective Affiliates) or other Persons reasonably acceptable to Required Lenders in respect of not less than 50% of the principal amount of the then outstanding Term Loans, and on terms acceptable to Required Lenders.

ARTICLE 3

INTEREST, INCREASED COSTS AND FEES

3.1	Interest

(a)	Interest Rate. Borrower shall pay to Agent interest on the outstanding principal amount of the Loans at the applicable Interest Rate.

(b)

Payment and Calculation. Interest shall be payable by Borrower to Agent (i) in the case of US Prime Rate Loans, quarterly in arrears on the last Business Day of each Fiscal Quarter and (ii) in the case of Euro Dollar Rate Loans, on the last day of each Interest Period (and in the case of an Interest Period of greater than 3 months, on the last day of the 3 month period from the first day of such Interest Period and on the last day of the Interest Period) and, in each case, shall be calculated on the basis of a 360 day year and actual days elapsed. The interest rate applicable to US Prime Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the US Prime Rate after any change in such rate is announced. All interest accruing hereunder on and after an Event of Default or maturity or termination hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Agent or Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(c)	Interest Act (Canada). For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a 360 day year (the “US First Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such US First Rate multiplied by the actual number of days in the year divided by 360.

(d)	Criminal Code (Canada). Notwithstanding the provisions of this Article 3 or any other provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent will be conclusive for the purposes of such determination.

(e)	Agent Certificate. A certificate of an authorized signing officer of Agent as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(f)	No deemed reinvestment principle/effective yield method. For greater certainty, whenever any amount is payable under any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

(g)

Conversion/Continuation of Euro Dollar Rate Loans. Any Euro Dollar Rate Loan shall automatically, at Agent’s option, either (i) convert to US Prime Rate Loans upon the last day of the applicable Interest Period or (ii) be rolled over for a further 1 month Interest Period, unless Agent has received and approved a Notice of Conversion/Continuation to continue such Euro Dollar Rate Loan for an Interest Period chosen by Borrower at least 3 Business Days prior to such last day in accordance with the terms hereof. Any Euro Dollar Rate Loan shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to US Prime Rate Loans upon the occurrence of any Default or Event of Default which is continuing and otherwise upon the Maturity Date. Borrower shall pay to Agent, upon demand by Agent, any amounts required to compensate Agent and Lenders for any loss, costs or expense incurred by Agent and Lenders as a result of the conversion of Euro Dollar Rate Loans to US Prime Rate Loans pursuant to any of the foregoing. Upon the occurrence of a Default or an Event of Default that is continuing, or if Borrower repays or prepays a Euro Dollar Rate Loan on a day other than the last day of the applicable Interest Period, Borrower shall indemnify Agent and Lenders for any loss or expense suffered or incurred by Agent or Lenders including any loss of profit or expenses Agent or Lenders incur by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain any and all Euro Dollar Rate Loans or any interest or other charges payable to lenders of funds borrowed by Agent and Lenders in order to maintain such Euro Dollar Rate Loans together with any other charges, costs or expenses incurred by Agent and Lenders relative thereto.

(h)	Requests for Loans. So long as no Default or Event of Default shall have occurred and be continuing and the circumstances in Section 3.2(b) and 3.2(c) do not exist, Borrower may from time to time request in writing Euro Dollar Rate Loans pursuant to a Notice of Borrowing or may request in writing that US Prime Rate Loans be converted to Euro Dollar Rate Loans pursuant to a Notice of Conversion/Continuation or that any existing Euro Dollar Rate Loans continue for an additional Interest Period pursuant to a Notice of Conversion/Continuation. Each Notice of Borrowing or Notice of Continuation/Conversion, as applicable, from Borrower shall specify the amount of the Euro Dollar Rate Loans or the amount of the US Prime Rate Loans to be converted to Euro Dollar Rate Loans or the amount of the Euro Dollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Euro Dollar Rate Loans. Subject to the terms and conditions contained herein, 3 Business Days after receipt by Agent of such a Notice of Borrowing or Notice of Continuation/Conversion, as the case may be, from Borrower, such Euro Dollar Rate Loans shall be made or US Prime Rate Loans shall be converted to Euro Dollar Rate Loans or such Euro Dollar Rate Loans shall continue, as applicable; provided, that:

(i)	no Default or Event of Default shall exist or have occurred and be continuing;

(ii)	no party hereto shall have sent any notice of termination of this Agreement;

(iii)	Borrower shall have complied with such customary procedures as are generally established by Agent and Lenders for all customers and specified by Agent and Lenders to Borrower from time to time for requests by Borrower for Euro Dollar Rate Loans;

(iv)	no more than 6 Interest Periods (for all outstanding Euro Dollar Rate Loans) may be in effect at any one time;

(v)	the aggregate amount of the Euro Dollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; and

(vi)	Agent and Lenders shall have determined that the Interest Period or Adjusted Euro Dollar Rate is available to Agent and Lenders and can be readily determined as of the date of the request for such Euro Dollar Rate Loan by Borrower.

Subject to the terms and conditions contained herein, any request by Borrower to Agent pursuant to a Notice of Borrowing or Notice of Continuation/Conversion shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase US Dollar deposits in the London interbank market to fund any Euro Dollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent or Lenders had purchased such deposits to fund the Euro Dollar Rate Loans. Subject to the terms and conditions contained herein, any request by Borrower to Agent for a US Prime Rate Loan shall be in writing pursuant to a Notice of Borrowing, shall be irrevocable, shall be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be given to Agent no later than 12:00 noon (Eastern Time) on the Business Day upon which Borrower requires such US Prime Rate Loan to be advanced to Borrower and if such request is provided after 12:00 noon (Eastern Time) on a Business Day then such US Prime Rate Loan shall be advanced on the next following Business Day.

3.2	Increased Costs and Changes in Law

(a)	If after the Closing Date, either:

(i)	any change in (other than any change by way of imposition or increase of reserve requirements included in the Reserve Percentage), or in the interpretation of, any law or regulation is introduced, including with respect to reserve requirements, applicable to a Lender or any banking or financial institution from whom a Lender borrows funds or obtains credit (a “Funding Bank”); or

(ii)	a Funding Bank or a Lender complies with any future guideline or request from any central bank or other Governmental Authority; or

(iii)

a Funding Bank or a Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or a Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law where customarily complied with by responsible financial institutions) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on a Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to a Lender of funding or maintaining the Loans, or its Revolving Loan Commitment, then Borrower shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (subject to Section 7.4 and after taking into account applicable deductions and credits in respect of the amount indemnified); provided that a Lender claiming additional amounts under this Section 3.2(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost shall be submitted to Borrower by Agent and shall be conclusive, absent manifest error. The obligations imposed pursuant to this Section 3.2(a) are without duplication of the obligations imposed pursuant to Section 7.4.

(b)	If prior to the first day of any Interest Period:

(i)	Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Euro Dollar Rate for such Interest Period;

(ii)	Agent has received notice from a Lender that that Adjusted Euro Dollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining Euro Dollar Rate Loans during such Interest Period; or

(iii)	US Dollar deposits in the principal amounts of the Euro Dollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market,

Agent shall give notice thereof to Borrower as soon as practicable thereafter (which notice shall be withdrawn whenever such circumstances no longer exist). If such notice is given (A) any Euro Dollar Rate Loans requested to be made on the first day of such Interest Period shall be made as a US Prime Rate Loan, (B) any Loans that were to have been converted on the first day of such Interest Period to or continue as Euro Dollar Rate Loans shall be converted to or continued as US Prime Rate Loans and (C) each outstanding Euro Dollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to US Prime Rate Loans. Until such notice has been withdrawn by

Agent, no further Euro Dollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert U.S. Prime Rate Loans to Euro Dollar Rate Loans.

(c)	Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for Agent or any Lender to make or maintain Euro Dollar Rate Loans as contemplated by this Agreement:

(i)	Agent shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist); provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro Dollar lending office if the making of such a designation would allow such Lender or its Euro dollar lending office to continue to perform its obligations to make Euro Dollar Rate Loans or to continue to fund or maintain Euro Dollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender;

(ii)	the commitment of each Lender hereunder to make Euro Dollar Rate Loans, continue Euro Dollar Rate Loans as such and convert US Prime Rate Loans to Euro Dollar Rate Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Euro Dollar Rate Loans, such Lender shall then have a commitment only to make a US Prime Rate Loan when a Euro Dollar Rate Loan is requested; and

(iii)	such Lender’s Loans then outstanding as Euro Dollar Rate Loans, if any, shall be converted automatically to US Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Euro Dollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.2(d) below.

(d)	Borrower shall indemnify Agent and each Lender and shall hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of:

(i)

default by Borrower in making a borrowing of, conversion into or extension of an Euro Dollar Rate Loan after Borrower has given a Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, requesting the same in accordance with the provisions of this Agreement; and

(ii)	the making of a prepayment of Euro Dollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.

With respect to Euro Dollar Rate Loans, such indemnification may include an amount equal to the greater of (i) the excess, if any, of (1) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Euro Dollar Rate Loans provided for herein over (2) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Euro Dollar market; and (ii) an amount equal to the interest that would have been payable if the Euro Dollar Rate Loan had been a US Prime Rate Loan. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e)	In the event that Borrower has hedged a Euro Dollar Rate Loan with an interest rate swap with Agent, a Lender or any of its Affiliates under which Borrower is to make its payments based on a fixed rate and Agent, such Lender or any of its Affiliates is to make its payments based on a rate equal to the Adjusted Euro Dollar Rate, then the fallback rate (being the US Prime Rate in the circumstances described in this Section 3.2) on any given day while the swap with Agent, such Lender or any of its Affiliates is in effect will be the sum of (i) the fallback floating rate payable by Agent, such Lender or any of its Affiliates that is in effect under the interest rate swap for that day (without regard to any interest rate spread added thereto under the terms of the interest rate swap) plus (ii) the Applicable Margin applicable to Euro Dollar Rate Loans.

(f)

In the event any Lender demands payment of costs or additional amounts pursuant to this Section 3.2 or Section 7.4 or asserts, pursuant to Section 3.2(c), that it is unlawful for such Lender to make Euro Dollar Rate Loans or becomes a Non-Funding Lender then (subject to such Lender’s right to rescind such demand or assertion within 10 Business Days after the notice from Borrower referred to below) Borrower may, upon 20 Business Days’ prior written notice to such Lender and Agent, elect to cause such Lender to assign its Loans and Revolving Loan Commitments in full to one or more Persons selected by Borrower so long as (i) each such Person satisfies the criteria of an Eligible Transferee and is satisfactory to Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 11.1.

3.3	Commitment Fee

(a)	Borrower shall pay to Agent a commitment fee (i) initially after the Closing Date at a rate equal to 0.25% per annum and (ii) after the first AM Calculation Date at the Applicable Margin, in each case calculated on the basis of a 360 day year and actual days elapsed and upon the amount by which the then applicable Revolving Loan Commitment exceeds the sum of (i) the average daily principal balance of the outstanding Revolving Loans and (ii) the average daily face amount of the Letter of Credit Accommodations during the immediately preceding Fiscal Quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which commitment fee shall be payable on the last Business Day of each of Fiscal Quarter in arrears. For further clarity, no Obligations will be outstanding once this Agreement has been terminated and all non-contingent Obligations have been fully and indefeasibly satisfied and cash collateral has been posted in the full amount then outstanding of any Letter of Credit Accommodations and Secured Hedge Agreement, if any. This commitment fee shall not be payable to a Lender during the period it is a Non-Funding Lender.

ARTICLE 4

CONDITIONS PRECEDENT

4.1	Conditions Precedent to the Availability of Loans and Letter of Credit Accommodations

Each of the following is a condition precedent to Lenders making available the Loans and making available the Letter of Credit Accommodations hereunder on the Closing Date:

(a)	Agent and Lenders shall have received the Financing Agreements, agreements, instruments and documents listed on the Closing Agenda attached hereto as Exhibit H, all in form and substance satisfactory to Agent and Lenders;

(b)	no event or circumstance shall have occurred which has had or could be reasonably expected to have a material adverse change in the assets or business of Credit Parties, taken as a whole, since the date of the most recent audited financial statements of Credit Parties received by Agent and no change or event shall have occurred which would materially impair the ability of Credit Parties, taken as a whole, to perform their obligations under any of the Financing Agreements to which they are a party or of Agent to enforce the Obligations or realize upon the Collateral;

(c)	other than what a Credit Party has disclosed in its Information Certificate, there shall exist no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to any Credit Party or this Agreement;

(d)	Agent and Lenders and their respective counsel shall have completed their business and legal due diligence with results satisfactory to Agent and Lenders; and

(e)	Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, or be satisfied that there exists no material misstatements in or material omissions from the financial and other materials, taken as a whole, furnished to Agent by any Credit Party.

4.2	Conditions Precedent to the Availability of All Loans and Letter of Credit Accommodations

Each of the following is an additional condition precedent to Lenders making available the Loans and/or making available Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)	all steps required with respect to notice and request for the making available of the Loans and/or making available Letter of Credit Accommodations to Borrower set out or contemplated herein have been completed;

(b)	all representations and warranties contained in the Financing Agreements shall be true and correct (i) in all material respects if not subject to materiality or Material Adverse Effect qualifications or (ii) in all respects if subject to materiality or Material Adverse Effect qualifications with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto;

(c)	no Event of Default or Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing, amending or extending each such Letter of Credit Accommodation and after giving effect thereto; and

(d)	after giving effect to each Loan and Letter of Credit Accommodation, (i) the Revolving Loan Outstandings shall not exceed the Revolving Loan Commitment, (ii) the Revolving Loan Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Loan Commitment, (iii) the aggregate outstanding amount of the Letter of Credit Accommodations shall not exceed the sub-limit for Letter of Credit Accommodations set forth in Section 2.2(c), (iv) the aggregate amount of the Revolving Outstandings and the Term Loans shall not exceed the Maximum Credit and (v) the aggregate amount of the Term Loans shall not exceed the Maximum Term Credit.

ARTICLE 5

COLLECTION AND ADMINISTRATION

5.1	Borrower’s Loan Account

Agent shall maintain one or more loan account(s) on its books in which shall be recorded: (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral; (b) all payments made by or on behalf of Borrower; and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

5.2	Statements

Agent shall render to Borrower within a reasonable time following the end of each Fiscal Quarter statements setting forth the balance in Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within 30 days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

5.3	Payments

(a)	All Obligations (other than obligations, liabilities and indebtedness in connection with any Secured Hedge Agreement (which shall be paid in accordance with the terms thereof)) shall be payable to Agent as it may designate from time to time.

(b)	Agent shall apply payments received or collected from Credit Parties or for the account of Credit Parties (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i)	first, to pay any fees, indemnities or expense reimbursements then due to Agent or Lenders from Credit Parties;

(ii)	second, to pay interest then due in respect of any Loans;

(iii)	third, to pay principal then due in respect of the Loans and outstanding obligations due under Secured Hedge Agreements and Secured Cash Management Agreements; and

(iv)

fourth, to pay the outstanding Loans and cash collateralize outstanding Letter of Credit Accommodations and Secured Hedge Agreements, and after the occurrence of and during the continuance of an Event of Default, to pay or pre-pay such of the Obligations, whether or not then due, in such order and manner as Agent determines.

(c)	Notwithstanding clause (b) above, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be. Each Hedge Bank or Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Article 11 for itself and its Affiliates as if a “Lender” party hereto.

(d)	Payments and collections received in any currency other than US Dollars will be accepted and/or applied at the sole discretion of Agent. At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in the Financing Agreements, the Secured Hedge Agreements or the Secured Cash Management Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agent on the Obligations free and clear of, and without deduction or withholding for or on account of, any set-off, counterclaim, defence, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind except as required by applicable law. Subject to Section 7.4 and the exclusions in Section 7.4(b), if applicable law requires that Borrower deduct or withhold any amount on account of taxes, then Borrower shall pay such additional amount as may be required so that the payment received by Agent is equal to the amount that would have been received if the deduction or withholding had not been made. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent. Borrower shall be liable to pay to Agent, and does hereby indemnify and hold Agent harmless for the amount of any payments or proceeds surrendered or returned. This Section 5.3 shall remain effective notwithstanding any contrary action which may be taken by Agent in reliance upon such payment or proceeds. The indemnification in the second preceding sentence shall survive the payment of the Obligations and the termination of this Agreement.

5.4	Authorization to Make Loans and Letter of Credit Accommodations

Each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon written instructions received by Agent from the persons authorized by Borrower as notified in writing by Borrower to Agent from time to time or, at the discretion of Lenders, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon (Eastern Time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

5.5	Use of Proceeds

Borrower shall use the proceeds of the Loans provided by Lenders to Borrower hereunder for (a) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Financing Agreements and (b) any remaining proceeds and all other Loans made or Letter of Credit Accommodations provided by Lenders to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower and its Subsidiaries not otherwise prohibited by the terms hereof

5.6	Pro Rata Treatment

Except to the extent otherwise provided in this Agreement, (a) the making and conversion of Loans shall be made by Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders or their respective Affiliates in respect of any Obligations due on a particular day shall be allocated among the Lenders and their respective Affiliates, as applicable, entitled to such payments based on their respective Pro Rata Shares or Obligations, as the case may be, and shall be distributed accordingly by Agent.

5.7	Obligations Several; Independent Nature of Lenders’ Rights

The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, as association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 11.13(f) hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to Agent and each Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lenders to Borrower:

6.1	Corporate Existence, Power and Authority; Subsidiaries; Solvency

Each Credit Party and each Subsidiary thereof is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of the Financing Agreements and the transactions contemplated thereunder are all within each Credit Party’s and each of its Subsidiaries’ corporate powers, have been duly authorized and are not in contravention of law or the terms of its certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property are bound. The Financing Agreements constitute legal, valid and binding obligations of each Credit Party and each Subsidiary thereof which is a party thereto enforceable in accordance with their respective terms. As of the Closing Date, each Credit Party and each Subsidiary thereof does not have any Subsidiaries except as set forth on the Information Certificate and on the corporate structure chart attached as Schedule 6.1. Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

6.2	Financial Statements; No Material Adverse Change

All financial statements relating to Borrower which have been delivered by Borrower to Agent or may hereafter be delivered by Borrower to Agent pursuant to Section 7.6(a)(i) and (ii) have been prepared in accordance with GAAP and fairly present its financial condition and the results of its operation as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by each Credit Party and each Subsidiary thereof to Agent prior to the date of this Agreement, there has been no material adverse change in its assets, liabilities, properties and condition, financial or otherwise, since the date of the most recent audited financial statements furnished by it to Agent prior to the date of this Agreement.

6.3	Chief Executive Office; Collateral Locations

As of the Closing Date, the chief executive office of each Credit Party is located only at the address set forth on its signature page below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in its Information Certificate, subject to its right to establish new locations in accordance with Section 7.2 below. As of the Closing Date, each Credit Party’s Information Certificate correctly identifies any of such locations which are not owned by such Credit Party and sets forth the owners and/or operators thereof and to the best of its knowledge, the holders of any mortgages on such locations.

6.4	Priority of Liens; Title to Properties; Intellectual Property Matters

The Liens granted to Agent under the Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to Permitted Liens. Each Credit Party and each Subsidiary thereof has good and marketable title to all of its properties and assets subject to no Liens, except Permitted Liens. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. To the knowledge of each Credit Party, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights. No Credit Party nor any Subsidiary thereof is liable to any Person for infringement under any applicable law, regulation, rule, license, permit, approval or order with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

6.5	Tax Returns

Each Credit Party and each Subsidiary thereof has filed, or caused to be filed, in a timely manner (with extensions) all tax returns, reports and declarations which are required to be filed by it (except those in respect of taxes the calculation or payment of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and except for those returns for those jurisdictions in which failure to do so would not have a Material Adverse Effect). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Credit Party and each Subsidiary thereof has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes (a) the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books or (b) for which the failure to pay would not have a Material Adverse Effect. Adequate provision has been made by each Credit Party and each Subsidiary thereof for the payment of all accrued and unpaid federal, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

6.6	Litigation

Except as set forth on each Credit Party’s Information Certificate, (a) to its knowledge, there is no present investigation by any Governmental Authority pending or threatened against or affecting such Credit Party and each Subsidiary thereof, its assets or business and (b) to its knowledge, there is no action, suit, proceeding or claim by any Person pending or threatened against such Credit Party and each Subsidiary thereof or its assets or business, or against or affecting any transactions contemplated by this Agreement, which in each of the foregoing cases, can reasonably be expected to result in any material adverse change in the assets or business of Credit Parties and their Subsidiaries, taken as a whole, or would materially impair the ability of such Credit Party and each Subsidiary thereof to perform its obligations under any of the Financing Agreements to which it is a party or of Agent to enforce any Obligations or realize upon any Collateral.

6.7	Compliance with Other Agreements and Applicable Laws; Approvals

Each Credit Party and each Subsidiary thereof is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Credit Party and each Subsidiary thereof is in compliance in all respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, provincial or local governmental authority except for any default or lack of compliance that would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Financing Agreements to which it is a party do not and will not (a) require any governmental approval where the failure to obtain such approval could reasonably be expected to have a Material Adverse Effect or (b) require any consent or authorization of, filing with, or other act in respect of, a Governmental Authority and no consent of any other Person is required in connection with such execution, delivery and performance other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and notices and filings made in connection with the security interests granted under the Financing Agreements.

6.8	Bank Accounts

As of the Closing Date, all of the deposit accounts, investment accounts or other accounts in the name of or used by any Credit Party maintained at any bank or other financial institution are set forth in its Information Certificate.

6.9	Accuracy and Completeness of Information, Significant Contracts

(a)	The information, taken as a whole, furnished by or on behalf of each Credit Party and each Subsidiary thereof in writing to Agent or a Lender in connection with any of the Financing Agreements or any transaction contemplated hereby or thereby, including all information in the Information Certificates, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.

(b)	To the knowledge of each Credit Party, the Information Certificates set forth a complete and accurate list of all Significant Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in the Information Certificates, to the knowledge of such Credit Party, such Significant Contract is, and after giving effect to the consummation of the transactions contemplated by the Financing Agreements will be, in full force and effect in accordance with the terms thereof. To the extent requested by Agent, each Credit Party and each Subsidiary thereof has delivered to the Agent a true and complete copy of each Significant Contract required to be listed on the Information Certificates. No Credit Party or Subsidiary thereof (nor, to the knowledge of Borrower, any other party thereto) is in breach of, or in default under, any Significant Contract or judgment, decree or order to which it or its properties are bound in any material respect. Each Credit Party represents and warrants that none of its or its Subsidiaries’ Significant Contracts include contractual provisions restricting the assignability thereof to Agent or to an assignee thereof upon exercise of the Financing Agreements, with the exception of those restrictive provisions set out on Schedule 6.9 hereof.

(c)	No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business or assets of Credit Parties and their Subsidiaries, taken as a whole, which has not been fully and accurately disclosed to Agent in writing.

6.10	Status of Pension Plans and ERISA

To the best knowledge of each Credit Party:

(a)	The Pension Plans are duly registered under all applicable provincial pension benefits legislation and there are no other Canadian pension plans of any Credit Party or any Subsidiary thereof other than the Pension Plans.

(b)	All obligations of each Credit Party and each Subsidiary thereof (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(c)	All contributions or premiums required to be made by any Credit Party and any Subsidiary thereof to the Pension Plans have been made in a timely fashion in accordance with the terms of the Pension Plans and applicable laws and regulations.

(d)	All employee contributions to the Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by each Credit Party and each Subsidiary thereof and fully paid into the Pension Plans in a timely fashion.

(e)	All reports and disclosures relating to the Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

(f)	There have been no improper withdrawals, or applications of, the assets of any of the Pension Plans.

(g)	No amount is owing by any of the Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute.

(h)	None of the Pension Plans is a defined benefit registered pension plan or contains any defined benefit provision.

(i)	Each Credit Party, after diligent enquiry, has neither any knowledge, nor any grounds for believing, that any of the Pension Plans is the subject of an investigation or any other proceeding, action or claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(j)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of each Credit Party’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, has or could reasonably be expected to have a Material Adverse Effect. Each Credit Party and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver has been made with respect to any Plan.

(k)	Except as set forth in the Information Certificates, there are no pending, or to the best of each Credit Party’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. Except as set forth in the Information Certificates, there has been no prohibited transaction or violation of the fiduciary responsibility rules that would reasonably be expected to result in a material liability to the Plan.

(l)	Except as set forth in the Information Certificates, (i) no ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a material liability to the Plan; (ii) each Credit Party and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) each Credit Party and its ERISA Affiliates have not incurred and do not reasonably expect to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) each Credit Party and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

6.11	Environmental Compliance

(a)	Each Credit Party and each Subsidiary thereof has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder which may be expected to have a Material Adverse Effect and the operations of each Credit Party and each Subsidiary thereof comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)

There is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of each Credit Party’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Credit Party and each Subsidiary thereof or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects such Credit Party and each Subsidiary thereof or its business, operations or assets or any properties at which any Credit Party or any Subsidiary thereof has transported, stored or disposed of any Hazardous Materials.

(c)	Each Credit Party and each Subsidiary thereof has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)	Each Credit Party and each Subsidiary thereof has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with its operations under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

(e)	Each Credit Party and each Subsidiary thereof does not maintain and is not required by applicable law or otherwise to establish and maintain a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations. In the event a Credit Party or a Subsidiary thereof establishes such a system it shall include annual reviews of such compliance by its employees or agents who are familiar with the requirements of the Environmental Laws and copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Credit Party to Agent all at such Credit Party’s expense.

6.12	Survival of Warranties; Cumulative

All representations and warranties contained in any of the Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and each Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and each Lender regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Credit Party or any Subsidiary thereof shall now or hereafter give, or cause to be given, to Agent or any Lender.

6.13	U.S. Legislation

(a)

No Credit Party or any Subsidiary or Affiliate thereof is in violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC. No Credit Party or any Subsidiary or Affiliate thereof (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets in Sanctioned Entities, or

(iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of the Loans and other financial accommodation hereunder will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b)	None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit Accommodations or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to, (i) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the Patriot Act. Neither any Credit Party nor any of its Subsidiaries or Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

(c)	No part of the proceeds of the Loans will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America or any other regulation of such Board of Governors, no Credit Party or Subsidiary thereof is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System and Borrower does not own any such “margin stock”.

(d)	No part of the proceeds of the Loans or other financial accommodations made or provided hereunder will be used by any Credit Party or any Subsidiary or Affiliate thereof, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(e)	No Credit Party or Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party and Subsidiary thereof is, or after giving effect to any extension of loans will be, a regulated entity under the Interstate Commerce Act, as amended, or any other applicable law which limits its ability to incur or consummate the transactions contemplated hereby.

6.14	Material Operating Subsidiaries

As of the Closing Date, Guarantors are the only Material Subsidiaries of Borrower other than IMAC China Multimedia, IMAX China Theatre and IMAX Japan.

6.15	Employee Relations

As of the Closing Date, no Credit Party or Subsidiary thereof is party to any collective bargaining agreement and no labor union has been recognized as the representative of its employees except as set forth on the Information Certificates. Each Credit Party knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

6.16	Burdensome Provisions

No Credit Party or Subsidiary thereof is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to Borrower or any Subsidiary thereof or to transfer any of its assets or properties to Borrower or any other Subsidiary thereof in each case other than existing under or by reason of the Financing Agreements, applicable law or pursuant to any document or instrument governing indebtedness incurred pursuant to Section 8.3(c), (g), (h), (i) and (k).

6.17	Absence of Defaults

No event, circumstance or omission has occurred or is continuing which constitutes a Default or an Event of Default.

6.18	Senior Indebtedness Status

The Obligations rank and shall continue to rank senior in priority of payment to all subordinated indebtedness of each Credit Party and shall be designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all subordinated indebtedness of such Credit Party.

ARTICLE 7

AFFIRMATIVE COVENANTS

Until all of the non-contingent Obligations have been paid and satisfied in full in cash, all Letters of Credit Accommodations have been terminated or expired (or been cash collateralized on terms satisfactory to Agent) and the Revolving Loan Commitment terminated, each Credit Party will, and will cause each of its Subsidiaries to:

7.1	Maintenance of Existence

Except to the extent otherwise permitted herein, preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Credit Party shall give Agent 15 days prior written notice of any proposed change in its or any of its Subsidiaries’ corporate name, which notice shall set forth the new name and it shall deliver to Agent a certified copy of the articles of amendment providing for the name change immediately following its filing.

7.2	New Collateral Locations

Give Agent 30 days prior written notice if it intends to do business or have assets located in a Province of Canada not set forth in the Information Certificates as of the Closing Date and execute and deliver, or cause to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem necessary or desirable to protect its interests in the Collateral in such Province, including PPSA and other financing statements and such other evidence as Agent may require of the perfection of Agent’s first priority Liens where required by Agent. If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property, such Lender may notify Agent and disclaim any benefit of such Lien to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of Agent, any other Lender or Secured Party.

7.3	Compliance with Laws, Regulations, Etc.

(a)	Comply in all respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Governmental Authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter (i) that it is contesting in good faith by appropriate proceedings diligently pursued or (ii) which is not reasonably expected to have a Material Adverse Effect.

(b)	Take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)

Give both oral and written notice to Agent promptly upon its receipt of any notice of, or it otherwise obtaining knowledge of: (i) the occurrence of any event involving the actual release, spill or discharge of any Hazardous Material that would be in violation of Environmental Laws; or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Credit Party or Subsidiary thereof, or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material, or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, or (D) any other environmental, health or safety matter, which affects any Credit Party or any Subsidiary thereof or its business, operations or assets or any properties at which it transported, stored or disposed of any Hazardous Materials.

(d)	Without limiting the generality of the foregoing, whenever Agent determines that there is non-compliance, or any condition which requires any action by or on behalf of any Credit Party or any Subsidiary thereof in order to avoid any material non-compliance, with any Environmental Law, such Credit Party shall, at Agent’s request and such Credit Party’s expense: (i) cause an independent environmental engineer acceptable to Agent to conduct such tests of the site where such Credit Party’s or Subsidiary’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Credit Party’s or Subsidiary’s response thereto or the estimated costs thereof, shall change in any material respect.

(e)	Indemnify and hold harmless Agent and each Lender and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Credit Party or any Subsidiary thereof and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 7.3 shall survive the payment of the Obligations and the termination of this Agreement.

7.4	Payment of Taxes and Claims

(a)	Duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for (a) taxes, assessments, contributions and governmental charges the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books or (b) taxes, assessments, contributions and governmental charges for which the failure to pay (i) is not reasonably expected to have a Material Adverse Effect and (ii) does not, and could not, have a trust (including a statutory trust) imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with the Liens securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal or local law.

(b)	Pay or be liable for any tax imposed on Agent or a Lender as a result of the financing arrangements provided for herein and indemnify and hold Agent and each Lender harmless with respect to the foregoing, and to repay to Agent and/or a Lender, as the case may be, on demand the amount thereof, and until paid such amount shall be added and deemed part of the Obligations; provided, that nothing contained herein shall result in any Credit Party or any Subsidiary thereof being obligated to pay, indemnify or be liable for any (i) income, capital, financial institution or franchise taxes (including such taxes imposed by way of withholding) imposed by the jurisdiction in which Agent or a Lender is organized or maintains its principal office or applicable lending office or with which Agent or such Lender has a present or former connection (other than a connection as a result of the financing arrangements contemplated herein or relating thereto) and is attributable to the income of Agent or Lenders from any amounts charged or paid hereunder to Agent or Lenders or (ii) taxes resulting from Agent’s or a Lender’s failure to comply with Section 7.4(c); provided, further that any Lender claiming any additional amounts hereunder agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of any such additional amount that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. Reference to taxes in this Section shall include all related interest and/or penalties.

(c)	Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made on the Obligations shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements.

(d)

If any Person determines, in its sole discretion exercised in good faith, that is has received a refund of any taxes as to which it has been indemnified pursuant to Section 5.3 or this Section 7.4 (including by the payment of additional amounts pursuant to Section 5.3 or this Section 7.4), it shall pay to indemnifying Credit Party an amount equal to such refund (but only to the extent of indemnity payments made with respect to the taxes giving rise to such refund) net of all out-of-pocket expenses (including taxes) of such indemnified Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying Credit Party, upon the request of such indemnified Person, shall repay to such indemnified Person the amount paid over pursuant to this clause (d) (plus any penalties, interest or charges imposed by the relevant Governmental Authority) in the event that such indemnified Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (d), in no event will the indemnified Person be required to pay any amount to an indemnifying Credit Party pursuant to this clause (d) the payment of which would place the indemnified Person in a less favorable net after-tax position than the indemnified Person would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This clause (d) shall not be construed to require any indemnified Person to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying Credit Party or any other Person.

7.5	Insurance

(a)	Maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent, acting in good faith, as to form, amount and insurer.

(b)	Furnish certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if such Credit Party or Subsidiary fails to do so Agent is authorized, but not required, to obtain such insurance at the expense of such Credit Party. All policies shall provide for at least 30 days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for such Person in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance.

(c)	Cause Agent to be named as a loss payee and/or an additional insured, as applicable (but without any liability for any premiums) under such insurance policies and obtain non-contributory lender’s loss payable endorsements to all insurance policies (other than third party liability policies) in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that at any time an Event of Default exists or has occurred and is continuing, the proceeds of such insurance shall all be payable to Agent as its interests may appear and at all other times in accordance with Section 7.5(d) and 2.4(c)(iii).

(d)	Subject to Section 7.5(c) hereof, the proceeds of such insurance:

(i)	which are equal to or less than $2,000,000 per occurrence shall be payable to applicable Credit Party;

(ii)

which are greater than $2,000,000 and less than $10,000,000 per occurrence, shall be payable to applicable Credit Party and applicable Credit Party shall provide Agent with evidence, satisfactory to Agent in its discretion, that such Collateral can be repaired and/or replaced within 180 days from the date applicable Credit Party receives such proceeds. Such

Credit Party shall forthwith apply such proceeds to the costs of repairing and/or replacing the Collateral within such 180 day period otherwise such Credit Party shall remit all such proceeds (including such proceeds not used within such 180 day period) directly to Agent to be dealt with in accordance with Section 2.4(c)(iii) hereof; or

(iii)	which are greater than $10,000,000 per occurrence, shall be payable directly to Agent and in the event that such Collateral can be repaired and/or replaced within 180 days from the date Agent receives such proceeds, such Credit Party shall provide evidence, within 10 Business Days from the date Agent receives such proceeds, to Agent that such Collateral can be repaired and/or replaced within such 180 days and if such evidence is satisfactory to Agent, in its discretion, Agent shall release such insurance proceeds to such Credit Party. Such Credit Party shall forthwith apply such proceeds to the costs of repairing and/or replacing the Collateral within such 180 days. In the event such Credit Party does not provide Agent with the evidence required within 10 Business Days from the date Agent receives such proceeds, Agent shall forthwith apply such proceeds in accordance with Section 2.4(c)(iii) and such Credit Party shall remit all such proceeds not used within such 180 day period directly to Agent to be dealt with in accordance with Section 2.4(c)(iii) hereof.

(e)	Notwithstanding anything to the contrary contained in Section 7.5(d) hereof, insurance proceeds received in respect of:

(i)	Collateral comprised of real property shall be payable directly to Agent and dealt with in accordance with Section 2.4(c)(iii) hereof;

(ii)	proceeds of any keyman insurance policies, or cash surrender value thereof, assigned to Agent, shall be payable to Agent and dealt with in accordance with Section 2.4(c)(iii) hereof; and

(iii)	proceeds of business interruption insurance assigned to Agent, shall be payable to Agent and dealt with in accordance with Section 2.4(c)(iii) hereof.

7.6	Financial Statements and Other Information

(a)	Keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and its business in accordance with GAAP and Borrower shall furnish or cause to be furnished to Agent, all to be in form, scope and substance satisfactory to Agent:

(i)

within 45 days after the end of each of the first 3 Fiscal Quarters, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity with comparisons to projections and same period in previous Fiscal Year), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such Fiscal Quarter together with a management discussion of such financial position and results in form acceptable to Agent and a Compliance Certificate duly executed by the chief financial officer of Borrower;

(ii)	within 90 days after the end of each Fiscal Year, audited consolidated financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity), and the accompanying notes thereto, including any consolidating worksheets prepared on a quarterly basis in connection therewith, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such Fiscal Year, together with a Compliance Certificate duly executed by the chief financial officer of Borrower and the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the Fiscal Year then ended;

(iii)	by February 28 of each Fiscal Year or earlier if and when available (including in draft form), projections for such Fiscal Year; and

(iv)	as Agent may from time to time reasonably request, and provided that Borrower prepares such information in the ordinary course of business, budgets, management letters, forecasts, business plans, cash flows and other information respecting the Collateral and the business of each Credit Party.

(b)	Notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations and which would result in any Material Adverse Effect; and (ii) the occurrence of any Event of Default or Default or other event that could reasonably be expected to have a Material Adverse Effect.

(c)	Promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which it sends to its shareholders generally and copies of all reports and registration statements which it files with any securities commission or securities exchange.

(d)

Authorize and direct, at any time an Event of Default exists or has occurred and is continuing, all accountants or auditors to deliver to Agent, at such Credit Party’s expense, copies of the financial statements of such Credit Party and each Subsidiary thereof and any reports or management letters prepared by such accountants or auditors on behalf of such Credit Party or any Subsidiary thereof and to disclose to Agent such information as they may have regarding the business of such Credit Party or Subsidiary. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent 1 year after the same are delivered to Agent, except as otherwise designated by such Credit Party to Agent in writing.

(e)	Furnish to Agent all material notices or demands in connection with any default under indebtedness permitted to be incurred hereunder either received by it or on its behalf, promptly after the receipt thereof, or sent by it or on its behalf, concurrently with the sending thereof, as the case may be.

7.7	Intellectual Property

(a)	Promptly notify Agent in the event any Credit Party or any Subsidiary thereof obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto and provide to Agent copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights.

(b)	At Agent’s request, promptly execute and deliver to Agent an intellectual property security agreement granting to Agent a perfected security interest in such intellectual property rights of a Credit Party in form and substance satisfactory to Agent.

7.8	Operation of Pension Plans

(a)	Administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation.

(b)	Use commercially reasonable efforts to obtain and to deliver to Agent, upon Agent’s request, an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Agent within 30 days of such Credit Party’s or a Subsidiary thereof’s failure to make any required contribution to the applicable Pension Plan.

(c)	Not accept payment of any amount from any of the Pension Plans without the prior written consent of Agent other than payments for forfeitures in connection with terminated employees to be set-off against future contribution obligations.

(d)	Not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination.

(e)	Promptly provide Agent with any documentation relating to any of the Pension Plans as Agent may request.

(f)	Promptly notify Agent within 30 days of: (i) a material increase in the liabilities of any of the Pension Plans; (ii) the establishment of a new registered pension plan; (iii) commencing payment of contributions to a Pension Plan to which a Credit Party or any Subsidiary thereof had not previously been contributing; and (iv) any failure to make any required contribution to a Pension Plan when due.

7.9	ERISA

(a) Maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, (c) not terminate any US Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation, (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Credit Party or such ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA in an aggregate amount in excess of $500,000, (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan, (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such US Pension Plan, (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

7.10	IP Collateral

With respect to the IP Collateral:

(a)	notify Agent forthwith in writing:

(i)	of the failure of any licensee, if any, to pay or perform any material obligations due to Borrower in respect of the License Agreements;

(ii)	of any reason any patent, patent application, patent registration, trademark, trademark application, trademark registration, copyright, copyright application, copyright registration, industrial design application or industrial design registration forming part of the material IP Collateral or any other application, registration or proceeding relating to any of the material IP Collateral may become barred, abandoned, refused, rejected, forfeited, withdrawn, expired, lapsed, cancelled, expunged, opposed or dedicated or of any adverse determination or development (including the institution of any proceeding in any Intellectual Property Office or any court or tribunal) regarding Borrower’s ownership of or rights in any of the material IP Collateral, its right to register or otherwise protect the same, or to keep and maintain the exclusive rights in same, or the validity of same; or

(iii)	of any action, proceeding, or allegation that the IP Collateral infringes upon, misappropriates, violates, or otherwise interferes with the rights of any Person;

(b)	do everything commercially necessary or desirable to preserve and maintain the material IP Collateral including (unless Borrower receives the prior written consent of Agent):

(i)	perform all obligations pursuant to the License Agreements;

(ii)	commence and prosecute such suits, proceedings or other actions for infringement, passing off, unfair competition, dilution or other damage as are, in its reasonable business judgment, necessary to protect the IP Collateral;

(iii)	enforce its rights under any agreements (including the License Agreements) which materially enhance the value of and/or protect the material IP Collateral;

(iv)	make all necessary filings and recordings in the Intellectual Property Offices and elsewhere necessary to protect its interest in the material IP Collateral or any new material IP Collateral, including making, maintaining and pursuing (including proceedings before Intellectual Property Offices) each application and registration with respect thereto; and

(v)	promptly notify Agent in writing when it commences any steps referred to in Sections 7.10(b)(ii) hereof and provide Agent with such information with respect thereto as Agent may request;

(c)	not, other than in the ordinary course of its business prior to an Event of Default that is continuing, without the prior written consent of Agent, terminate, amend, enter into or renew any agreement, oral or written, or any indenture, instrument or undertaking relating to the material IP Collateral, including the License Agreements or any other license agreements and/or sub-license agreements; provided however that Borrower may, at any time except during the continuance of an Event of Default, terminate, amend, enter into or renew any agreement, oral or written, or any indenture, instrument, undertaking or license (other than exclusive licenses) relating to the IP Collateral, in the ordinary course of its business; it being understood and agreed hereunder that for the purposes of this Section 7.10(c) the “ordinary course of business” shall be deemed to include the entry into license arrangements in connection with new business opportunities by Borrower which would not reasonably be expected to have a Material Adverse Effect;

(d)

perform, at Borrower’s sole cost and expense, all acts and execute all documents, including grants of security interests or assignments in forms suitable for filing with the Intellectual Property Offices in Canada and the United States, as may be

requested by Agent at any time and from time to time to evidence, perfect, maintain, record and enforce Agent’s Liens in the IP Collateral, or otherwise in furtherance of the provisions of this Agreement;

(e)	unless Agent consents in writing otherwise, not do any act or omit to do any act, other than in the ordinary course of its business, whereby any of the IP Collateral, may lapse, become abandoned or dedicated to the public, enter the public domain, lose its quality of confidence, become indistinct, or become unenforceable;

(f)	unless Agent consents in writing otherwise, or unless the failure to so act would not reasonably be expected to have a Material Adverse Effect, with respect to any Trade-mark forming part of the Collateral:

(i)	continue the use of any such Trade-marks in order to maintain all of the Trade-marks in full force free from any claim of abandonment;

(ii)	maintain as in the past the character and quality of the wares and services offered in association with such Trade-marks, and use its reasonable best efforts to require its licensees to maintain as in the past the character and quality of the wares and services offered in association with such Trade-marks; and

(g)	require that all use by any Person of any such Trade-marks shall be pursuant to a license that provides it with the requisite control and other provisions to maintain the distinctiveness of such Trade-marks.

7.11	Visits and Inspections

(a)	From time to time as requested by Agent, at the cost and expense of Borrower: (i) provide Agent, any Lender or its designee complete access to all of its premises during normal business hours and after reasonable notice to such Person, or at any time if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of such Person’s books and records, including the Records; and (ii) promptly furnish to Agent and such Lender such copies of such books and records or extracts therefrom as Agent or such Lender may reasonably request, and (iii) permit Agent, any Lender or its designee to use during normal business hours such of such Person’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realization of the Collateral.

(b)

Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information made available to Agent or such Lender pursuant to Section 7.6 or Section 7.11(a), and all copies thereof; provided that nothing in this Section shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order (and Agent and each Lender shall provide Borrower with prior notice of such required disclosure to the extent permitted by applicable law but with no liability for failure to do so); (ii) to bank examiners and other regulators, auditors and/or accountants; (iii) in connection with any litigation to which Agent or a Lender is a party; (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant), as applicable, shall have first agreed in writing to treat such information as confidential in accordance with this Section; (v) to counsel for Agent or any Lender or any participant or assignee (or prospective participant or assignee); and (vi) to any Person with the prior written consent of Borrower. In no event shall this Section, or any other provision of this Agreement or any applicable law be deemed to: (i) apply to or restrict disclosure of information that has been or is made public by any Credit Party or Subsidiary thereof or any third party without breach by Agent or any Lender of this Section or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof; (ii) apply to or restrict disclosure of information that was or becomes available to Agent or any Lender on a non-confidential basis from a person other than a Credit Party of a Subsidiary thereof; (iii) require Agent or any Lender to return any materials furnished by any Credit Party or Subsidiary thereof to Agent; or (iv) prevent Agent from responding to routine informational requests in accordance with applicable industry standards relating to the exchange of credit information.

7.12	Material Subsidiaries and Key Man Insurance

(a)	Notify Agent of the existence of a Material Subsidiary and promptly thereafter (and in any event within 30 days after such notice), cause such Material Subsidiary to (i) become a Guarantor hereunder by delivering to Agent such agreements as Agent shall deem appropriate for such purpose, (ii) grant a perfected first priority Lien in favour of Agent in all its assets and properties (subject to Permitted Liens) by delivering to Agent such agreements as Agent shall deem appropriate for such purpose and making such registrations and filings in connection therewith as Agent shall deem necessary or desirable to preserve, protect or perfect such first priority Lien, (iii) subject to Section 7.13, deliver to Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (iv) deliver to Agent such updated schedules to the Financing Agreements as requested by Agent with respect to such Person, and (v) deliver to Agent such other documents as may be reasonably requested by Agent, all in form and substance reasonably satisfactory to Agent.

(b)	Grant a perfected first priority Lien in favour of Agent in any key man insurance obtained by any Credit Party after the Closing Date by delivering to Agent such agreements as Agent shall deem appropriate for such purpose and making such registrations and filings in connection therewith as Agent shall deem necessary or desirable to preserve, protect or perfect such first priority Lien.

7.13	Grant of Equitable Mortgage by IMAX Barbados

In the case of IMAX Barbados, at all times (i) mortgage or pledge in favour of Agent, and deliver (but only to the extent such original Capital Stock is in certificated form) to Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the grant of a mortgage or pledge over, not less than 75% of the issued and outstanding Capital Stock of IMAX Cayman (excluding up to 10% of the issued and outstanding Capital Stock of IMAX Cayman in the form of Class B non-voting shares issued pursuant to IMAX Cayman’s Long-Term Incentive Plan dated October, 2012) and (ii) grant a perfected first priority Lien in favour of Agent in such mortgaged or pledged Capital Stock by delivering to Agent such other agreements as Agent shall deem appropriate for such purpose and making such registrations and filings in connection therewith as Agent shall deem necessary or desirable to preserve, protect or perfect such first priority Lien.

ARTICLE 8

NEGATIVE COVENANTS

Until all of the non-contingent Obligations have been paid and satisfied in full in cash, all Letters of Credit Accommodations have been terminated or expired (or been cash collateralized on terms satisfactory to Agent) and the Revolving Loan Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

8.1	Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.

(a)	Directly or indirectly, without the prior written consent of Required Lenders which is not to be unreasonably withheld or unless otherwise permitted herein: (i) amalgamate with any other Person or permit any other Person to amalgamate with it, or (ii) sell, assign, lease, transfer, abandon or otherwise dispose of any Collateral, assets or property to any other Person, or (iii) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (iv) agree to do any of the foregoing.

(b)	Notwithstanding Section 8.1(a) hereof and provided that an Event of Default does not then exist, each Credit Party or any Subsidiary thereof shall be permitted to:

(i)	sell Inventory in the ordinary course of business;

(ii)	sell equipment at fair market value in the ordinary course of business;

(iii)	dispose of worn-out or obsolete property or property no longer used in its business;

(iv)	sell assets at fair market value provided that such assets are not the Real Property or IP Collateral;

(v)

sell assets which include intellectual property as an incidental component of such asset, provided such sale does not materially diminish or impair the IP Collateral to be retained by Borrower hereunder; provided that the aggregate amount of sales or disposals made pursuant to the foregoing clauses (ii), (iii), (iv) and (v) shall not exceed $20,000,000 over the term of this Agreement;

(vi)	amalgamate with an Affiliate; provided that prior to the completion of such amalgamation Agent shall be entitled to obtain and perfect a Lien from such Affiliate and/or amalgamated entity, in form and substance substantially similar to that obtained from Credit Parties existing as at the Closing Date, and such amalgamated entity shall accede hereto as a “Guarantor”;

(vii)	form or acquire (but subject to Section 8.4) any Subsidiary; provided that Agent shall be provided with 30 days prior written notice of same and Agent shall be entitled to obtain and perfect a Lien from such Subsidiary, in form and substance substantially similar to that obtained from Credit Parties existing as at the Closing Date, and such Subsidiary shall accede hereto as a “Guarantor”;

(viii)	form or acquire any single purpose Subsidiaries for the purpose of entering into the joint ventures and the third party productions permitted pursuant to Section 8.4(e) and (i) hereof;

(ix)	transfer all of its property to another Credit Party prior to such first Credit Party’s liquidation, winding-up or dissolution provided that such transferred property is subject to all then existing first priority Liens of Agent (subject to Permitted Liens);

(x)	sell, assign, lease, transfer, or otherwise dispose of property to another Credit Party provided that such sold, assigned, leased, transferred or disposed property is subject to all then existing first priority Liens of Agent (subject to Permitted Liens);

(xi)	sell or facilitate the further issue of the Capital Stock of IMAX Cayman pursuant to Section 8.3(k); and

(xii)	transfer assets or property if such transfer is a permitted investment pursuant to Section 8.4(e), (i) or (k).

8.2	Liens

Create, incur, assume or suffer to exist any Lien on any of its assets or properties, including the Collateral and Real Property, except:

(a)	Liens of Agent;

(b)	liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or Subsidiary and with respect to which adequate reserves have been set aside on its books;

(c)	non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of its business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to it, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)	zoning restrictions, rights-of-way, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of its business as presently conducted thereon or materially impair the appraised value of the real property which may be subject thereto;

(e)	purchase money security interests in equipment (including capital leases) and purchase money mortgages on real estate not to exceed, in the case of such purchase money security interests and purchase money mortgages, $500,000 in the aggregate for all Credit Parties and Subsidiaries thereof at any time outstanding so long as such security interests and mortgages do not apply to any property of a Credit Party or Subsidiary thereof other than the equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the equipment or real estate so acquired, as the case may be;

(f)	Liens set forth on Schedule 8.2 hereto;

(g)	liens securing performance of bids, contracts, statutory obligations, surety, performance and appeal bonds and other like obligations incurred in the ordinary course of business;

(h)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(i)	liens securing indebtedness of a person acquired by or amalgamated with a Credit Party or Subsidiary thereof or liens securing indebtedness incurred in connection with an acquisition, provided in all such cases that such acquisition or amalgamation, as the case may be, is not prohibited hereunder and provided further that such liens were in existence prior to the date of such acquisition or amalgamation, as the case may be, and were not incurred in anticipation thereof and do not extend to assets other than those acquired;

(j)	liens granted over the assets and properties of the Santa Monica Facility Borrower to secure the indebtedness in Section 8.3(g);

(k)	liens granted over the assets and properties of a Film Fund Subsidiary to secure the indebtedness in Section 8.3(h);

(l)	liens granted over the assets and properties of IMAX China Multimedia to secure the indebtedness in Section 8.3(i); and

(m)	liens in favour of EDC over deposits of collateral given by Borrower in favour of EDC pursuant to the terms of the EDC Indemnity Agreement; provided however that (i) the Liens and interest of EDC in such collateral shall at all times be subject to and subordinate to any and all interests and Liens of Agent in such collateral and (ii) Agent shall have provided its prior written consent to Borrower to make such deposit of collateral with EDC.

8.3	Indebtedness

Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations, liabilities or indebtedness (including under or in connection with capital leases), except:

(a)	the Obligations including obligations, liabilities and indebtedness under or in connection with Secured Hedge Agreements and the Secured Cash Management Agreements;

(b)	trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Credit Party is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to it, and with respect to which adequate reserves have been set aside on its books;

(c)	purchase money indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement;

(d)	the indebtedness set forth on Schedule 8.3 hereto;

(e)	the indebtedness incurred pursuant to the BMO Term Sheet; provided however that the indebtedness of Borrower under (i) the BMO LC Facility shall not exceed $10,000,000 and may be replaced by Borrower, (ii) the Mastercard Facility shall not exceed CDN$175,000 and (iii) the FX Facility shall not exceed $4,000,000;

(f)	the indebtedness and indemnity obligations incurred pursuant to the EDC Indemnity Agreement; provided that such indebtedness and indemnity obligations shall relate solely to Indemnity Bonding Products (as defined in the EDC Indemnity Agreement) issued by EDC in support of the BMO LC Facility and not to exceed $10,000,000 in the aggregate;

(g)	the indebtedness of a Subsidiary of Borrower (other than a Credit Party) that owns the Santa Monica Facility (the “Santa Monica Facility Borrower”) not to exceed $50,000,000; provided that:

(i)	if such indebtedness is Non-Recourse Debt, such indebtedness shall not be included in the calculation of Total Debt for purposes of the Total Leverage Ratio; and

(ii)	if such indebtedness is not Non-Recourse Debt, such indebtedness shall be included in the calculation of Total Debt for purposes of the Total Leverage Ratio;

(h)	the Non-Recourse Debt of a Film Fund Subsidiary not to exceed $25,000,000 in the aggregate;

(i)	the Non-Recourse Debt of IMAX China Multimedia with respect to a letter of credit or working capital facility not to exceed $5,000,000;

(j)	the indebtedness of a Credit Party to another Credit Party as a result of loans made pursuant to Section 8.4(i)(iii) or 8.4(j); and

(k)	the indebtedness of IMAX Cayman or the issuance by IMAX Cayman or sale by IMAX Barbados of up to 25% of the Capital Stock of IMAX Cayman to arm’s length Persons (the “IMAX China Capital Raise”); provided that:

(i)	any indebtedness of IMAX Cayman with respect to the IMAX China Capital Raise shall not exceed $80,000,000;

(ii)	IMAX Cayman or IMAX Barbados (as the case may be) shall distribute 50% of the Net Cash Proceeds of the IMAX China Capital Raise to Borrower and Borrower shall apply such Net Cash Proceeds in accordance with Section 2.4(c);

(iii)	IMAX Cayman or IMAX Barbados (as the case may be) shall use the other 50% of the Net Cash Proceeds of the IMAX China Capital Raise to fund (by way of capital contributions or intercompany loans) Borrower’s, IMAX China Multimedia’s and IMAX China Theatre’s operations in China;

(iv)	no cash principal, interest, dividends or similar payments shall be permitted with respect to the IMAX China Capital Raise until at least 91 days after the Maturity Date; and

(v)	the IMAX China Capital Raise shall:

(A)	not have a maturity date or redemption date until at least 91 days after the Maturity Date;

(B)	if indebtedness, be unsecured and have the terms applicable to “Non-Recourse Debt”; and

(C)	if indebtedness, be subordinated and postponed on terms and conditions satisfactory to Required Lenders.

8.4	Loans, Investments, Guarantees, Etc.

Directly or indirectly, without the prior written consent of Required Lenders which is not to be unreasonably withheld, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except for:

(a)	the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)	investments in Cash Equivalents; provided, that, unless waived in writing by Agent, such Credit Party shall take such actions as are deemed necessary by Agent to perfect the first priority Liens of Agent in such Cash Equivalents;

(c)	financial guarantees and letters of credit to support Borrower’s operations in China and other financial guarantees in an aggregate amount not to exceed $25,000,000 (less all amounts incurred pursuant to Section 8.3(i)) and payments made in connection therewith;

(d)	the guarantees by Borrower of the real property lease obligations of the obligors and in the amounts set forth on Schedule 8.4A hereto (and any renewals or replacements thereof not to exceed in the aggregate the amounts set forth on Schedule 8.4A hereto) and the loans, advances and guarantees set forth on Schedule 8.4B hereto; provided, that, as to such loans, advances and guarantees set forth on Schedule 8.4B hereto, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be. Borrower shall pay, or shall cause the obligors listed in Schedule 8.4A hereto to pay, all amounts due and owing under the leases that Borrower has guaranteed as set out in Schedule 8.4A hereto;

(e)	investments in joint ventures, acting as a prudent investor, with strategic partners for the purpose of advancing Borrower’s business; provided that such investments in such joint ventures, whether direct or indirect, shall not, at any time and in the aggregate, exceed $25,000,000;

(f)	loans or advances of money to affiliates in the ordinary course of Borrower’s business with the proceeds of issuance of Capital Stock of Borrower, provided such proceeds are used in the ordinary course of business and shall not, for further clarity, be subject to any other restrictions on use contained herein;

(g)	payments to employees in connection with the repurchase of phantom stock (including stock appreciation rights) in the ordinary course of business; provided that such payments with respect to the repurchase of phantom stock (including stock appreciation rights) not in existence on the Closing Date shall not exceed, together with amounts paid under Section 8.5(c), $1,000,000 per annum;

(h)	payments to counterparties under or in connection with Hedge Agreements;

(i)	loans, investments, purchases of shares (other than its own shares), indebtedness, assets or properties of an arm’s length third party and guarantees; provided that:

(i)	such loans, investments, purchases and guarantees shall not exceed an aggregate amount of $35,000,000;

(ii)	such loans, investments and purchases (and the assets resulting therefrom) shall be subject to the first priority Liens of Agent (subject to Permitted Liens);

(iii)	such loans shall only be made to Credit Parties whose assets and properties are subject to the first priority Liens of Agent (subject to Permitted Liens) or by Credit Parties to IMAX China Multimedia or IMAX China Theatre;

(iv)	such guarantees shall not be secured by any Liens on the assets or properties of any Credit Party;

(v)	both before and after giving effect thereto, each Credit Party is in compliance with all terms of the Financing Agreements including the financial covenants set forth in Sections 9.1, 9.2 and 9.3 hereof and no Default or Event of Default exists and is continuing or would occur as a result thereof;

(j)	loans or advances of money from a Credit Party to another Credit Party whose assets and properties are subject to the first priority Liens of Agent (subject to Permitted Liens);

(k)	investments in a Credit Party by another Credit Party provided such investments are subject to the first priority Liens of Agent (subject to Permitted Liens); and

(l)	capital contributions and intercompany loans pursuant to Section 8.3(k)(iii).

Any Future Permitted Transaction by Borrower and any investment, license, purchase or other transaction reasonably related thereto and in furtherance thereof shall be permitted hereunder and the amount of any such investment, license, purchase or other transaction shall not be included in (or count against) any of the foregoing basket amounts described in this Section 8.4.

8.5	Dividends and Redemptions

Directly or indirectly, declare or pay any dividends on account of any of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such Capital Stock or agree to do any of the foregoing with the exception that:

(a)	wholly-owned Subsidiaries of a Credit Party may pay cash dividends or distributions to such Credit Party;

(b)	non wholly-owned Subsidiaries of a Credit Party may pay cash dividends or distributions to such Credit Party and its other shareholders provided such Credit Party receives its ratable share of such dividends or distributions;

(c)	Credit Parties and their Subsidiaries may redeem or purchase their respective Capital Stock which are held by officers, directors or employees of such Person not to exceed, together with amounts paid under Section 8.4(g), $1,000,000 per annum;

(d)	Credit Parties and their Subsidiaries may pay such dividends or redeem, retire, defease, purchase or otherwise acquire or make a distribution on its Capital Stock if made by way of common shares only; and

(e)	Borrower may pay such dividends or redeem, retire, defease, purchase or otherwise acquire or make a distribution on its Capital Stock if:

(i)	Borrower provides evidence satisfactory to Agent that Borrower will have minimum availability of Revolving Loans hereunder of at least $25,000,000 for 30 days before and 30 days after the closing date of such payment;

(ii)	Borrower provides evidence satisfactory to Agent that Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio after giving effect to such payment; provided that Borrower shall be permitted to make up to, but not exceeding, $75,000,000 (the “General Restricted Payment Basket”) in aggregate of such payments up to and including the Fiscal Year ending December 31, 2014 that will be excluded when determining pro forma compliance with the Fixed Charge Coverage Ratio;

(iii)	the aggregate amount of such payments shall not exceed $150,000,000 (inclusive of the General Restricted Payment Basket) in the aggregate;

(iv)	both before and after giving effect to such payment, no Default or Event of Default exists and is continuing or would occur as a result thereof; and

(f)	distributions made to comply with Section 8.3(k)(ii) are permitted.

8.6	Transactions with Affiliates

Directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with it, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness (including under the USERP) owing to any officer, employee, shareholder, director or other person affiliated with it except (i) reasonable compensation to officers, employees and directors for services rendered to it in the ordinary course of business and (ii) payments to Bradley J. Wechsler and Richard L. Gelfond in accordance with the USERP.

8.7	Applications under the CCAA

File any plan of arrangement under the CCAA or other similar statute or law (“CCAA Plan”) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor of such Credit Party or any Subsidiary thereof for purposes of such CCAA Plan or otherwise

8.8	Supplemental Executive Retirement Plan

Directly or indirectly, in respect of the USERP: (i) pay or declare any payments thereunder other than those required to be paid and due pursuant to the terms thereof; (ii) commence payment of contributions which such Credit Party or Subsidiary had not previously been contributing; (iii) amend, modify, alter or otherwise change the terms thereof except for the purpose of reducing the pension benefit to the applicable executive; or (iv) register the USERP or otherwise establish a new similar registered plan.

8.9	No Material Changes

(a) Change its Fiscal Quarters or its Fiscal Year, (b) make any material change to its business or the conduct thereof from that existing or being conducted as of the Closing Date, other than changes that would not be reasonably expected to have a Material Adverse Effect, (c) make any material changes to its accounting policies in effect as of the Closing Date, except as required or permitted by GAAP, (d) make any material amendments to its organizational documents or Significant Contracts other than amendments that would not be reasonably expected to have a Material Adverse Effect or (e) amend any of its Significant Contracts to add contractual provisions restricting the assignability thereof to Agent or to an assignee thereof upon exercise of the Financing Agreements.

8.10	No Further Negative Pledges; Restrictive Agreements

(a)	Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets (including contractual provisions restricting the assignability thereof to Agent or to an assignee thereof upon exercise by Agent of any rights or remedies set forth in the Financing Agreements or at law) or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Financing Agreements, (ii) pursuant to any document or instrument governing indebtedness incurred pursuant to Section 8.3(c); provided, that any such restriction contained therein relates only to the asset, properties or interests acquired in connection therewith, (iii) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or properties subject to such Permitted Lien); or (iv) pursuant to any document or instrument governing indebtedness incurred pursuant to Section 8.3(g), (h), (i) and (k).

(b)	Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock, (ii) pay any obligations, liabilities and indebtedness owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) sell, lease or transfer any of its properties or assets to any Credit Party or (v) act as a Guarantor pursuant to the Financing Agreements, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Financing Agreements, (B) applicable law, (C) any document or instrument governing indebtedness incurred pursuant to Section 8.3(c) (provided, that any such restriction contained therein relates only to the asset or properties acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or properties subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of a Credit Party, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, and (F) any document or instrument governing indebtedness incurred pursuant to Section 8.3(g), (h), (i) and (k).

ARTICLE 9

FINANCIAL COVENANTS

9.1	Fixed Charge Coverage Ratio

(a)	Borrower shall maintain at all times a Fixed Charge Coverage Ratio of not less than 1.1:1.0 calculated at the end of each Fiscal Quarter on a trailing 4 Fiscal Quarter consolidated basis.

(b)	Amounts paid by Borrower under the General Restricted Payment Basket shall be excluded from the Fixed Charge Coverage Ratio calculation and Borrower may elect that amounts paid under Section 8.4(i) before December 31, 2014 be excluded from the Fixed Charge Coverage Ratio calculation (such amount so elected to be excluded, the “Investment Amount”); provided that the amount so excluded under this clause (b) shall not exceed $75,000,000 in the aggregate.

9.2	Minimum EBITDA

Borrower shall not permit EBITDA at any time to be less than the corresponding amount set forth below, which shall be calculated and tested at the end of each Fiscal Quarter on a trailing 4 Fiscal Quarter basis.

Period	EBITDA
Closing Date through December 30, 2013	$70,000,000
December 31, 2013 through December 30, 2014	$80,000,000
December 31, 2014 through December 30, 2015	$90,000,000
December 31, 2015 and thereafter	$100,000,000

9.3	Maximum Total Leverage Ratio

Borrower shall not permit the Total Leverage Ratio at any time to be greater than the corresponding ratio set forth below, which shall be calculated and tested at the end of each Fiscal Quarter on a trailing 4 Fiscal Quarter basis. Indebtedness incurred pursuant to Section 8.3(g)(i), (h), (i) and (k) shall be excluded from the Total Leverage Ratio calculation.

Period	Maximum Ratio
Closing Date through December 30, 2013	2.50:1.00
December 31, 2013 through December 30, 2014	2.25:1.00
December 31, 2014 through December 30, 2015	2.00:1.00
December 31, 2015 and thereafter	1.75:1.00

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

10.1	Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)	Borrower fails to:

(i)	(A) pay any principal due and payable hereunder or (B) perform any of the covenants contained in Sections 8.7, 9.1, 9.2 and 9.3 of this Agreement;

(b)	any Credit Party or any Subsidiary thereof fails to:

(i)	perform any of the covenants contained in Sections 5.5, 7.1, 7.5, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.8 of this Agreement, where such failure to perform is not remedied to the satisfaction of Agent, in its sole discretion, within 3 days of such failure to perform; or

(ii)	perform any other terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements, where such failure to perform is not remedied to the satisfaction of Agent, in its sole discretion, within 15 days from notice by Agent;

(c)	any representation or warranty made by or on behalf of any Credit Party or any Subsidiary thereof hereunder or under any other Financing Agreement proves to be false or inaccurate (i) in any material respect when made if not subject to materiality or Material Adverse Effect qualifications or (ii) in any respect if subject to materiality or Material Adverse Effect qualifications, and in each case same is not remedied to the satisfaction of Agent, in its sole discretion, within 15 days from notice by Agent;

(d)	any Credit Party or Subsidiary thereof revokes or terminates any of the terms, covenants, conditions or provisions of any Financing Agreement;

(e)	any Credit Party:

(i)	fails to pay principal required pursuant to the terms, covenants, conditions or provisions of any Financing Agreement; or

(ii)	fails to pay Obligations (other than principal) required pursuant to the terms, covenants, conditions or provisions of any Financing Agreement where such failure to pay is not remedied to the satisfaction of Agent, in its sole discretion, within 3 days of the original date on which such payment was to be made;

(f)	(i) any final non-appealable judgment for the payment of money is rendered against any Credit Party or any Subsidiary thereof in excess of $2,500,000 in any one case or in excess of $10,000,000 in the aggregate and (A) shall remain undischarged or unvacated for a period in excess of 60 days or (B) execution shall at any time not be effectively stayed; provided that no Event of Default shall occur if the applicable judgment is covered by third-party insurance as to which the insurer has been notified of such judgment and has not denied full coverage thereof in writing to such Credit Party or Subsidiary; or (ii) any final non-appealable judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Credit Party or any Subsidiary thereof or any of their assets that could reasonably be expected to have a Material Adverse Effect and (A) shall remain undischarged or unvacated for a period in excess of 60 days or (B) execution shall at any time not be effectively stayed;

(g)	any Credit Party or Subsidiary thereof (or its general partner) dissolves, suspends or discontinues doing business (except as permitted hereunder) or any Guarantor or Subsidiary thereof and of Borrower (who is a natural person) dies;

(h)	any Credit Party or Subsidiary thereof becomes insolvent, makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale;

(i)

a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against any Credit Party or Subsidiary thereof or all or any part of its properties and (i) such petition, case or proceeding is not dismissed within 60 days after the date of its filing, or (ii) any Credit Party or Subsidiary thereof shall file any answer admitting or not contesting such petition, case or proceeding or indicates its consent to, acquiescence in or approval of, any such petition, case or proceeding or (iii) the relief requested is granted sooner;

(j)	a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by any Credit Party or Subsidiary thereof for all or any part of its property including if any Credit Party or Subsidiary shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(k)	any default by any Credit Party or any Subsidiary thereof under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Agent or Lenders, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Agent or Lenders, in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;

(l)	any material default by any Credit Party or any Subsidiary thereof under any Significant Contract, or any default by any Credit Party or any Subsidiary thereof under any lease, license or other obligation with or owing to any person other than Agent or Lenders, in any case in which the damages reasonably likely to be suffered by such Credit Party or Subsidiary would be in excess of $2,000,000, and in each case which default continues for more than the applicable cure period, if any, with respect thereto;

(m)	any default by any Credit Party or any Subsidiary thereof under any Secured Hedge Agreement, in any case if the mark-to-market damages reasonably likely to be suffered by such Credit Party or Subsidiary would be in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;

(n)	any acquisition of control or change in the controlling ownership of Borrower, if any, which may reasonably be expected to have a Material Adverse Effect;

(o)	there shall be a change in the business or assets of any Credit Party or any Subsidiary thereof after the Closing Date which is reasonably expected to have a Material Adverse Effect;

(p)	a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317 or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any other Person in respect of Borrower or otherwise issued in respect of Borrower;

(q)	any Lien created by a Financing Agreement shall cease to be a valid and perfected first priority Lien (except as permitted herein or therein) in any material amount of the collateral purported to be covered thereby (including the Collateral); or

(r)	an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Credit Party or any Subsidiary thereof in an aggregated amount in excess of $500,000.

10.2	Remedies

(a)	At any time an Event of Default exists or has occurred and is continuing, Agent shall have all rights and remedies provided in the Financing Agreements, the PPSA, UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Credit Party (and shall be exercised if directed by Required Lenders), except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders under any of the Financing Agreements, the PPSA, UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s or Lenders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Credit Party of any of the Financing Agreements. Agent may, (and shall upon the instruction of Required Lenders) at any time or times, proceed directly against any Credit Party to collect the Obligations (except under or in connection with Secured Hedge Agreements (which shall be collected in accordance with the terms thereof)) without prior recourse to the Collateral.

(b)

Without limiting the foregoing and subject to Section 10.2(c) hereof, at any time an Event of Default exists or has occurred and is continuing, Agent may in its discretion (and shall upon the instruction of Required Lenders): (i) accelerate the payment of all outstanding Obligations (other than Obligations in connection with

Secured Hedge Agreements which may be terminated in accordance with their own terms) and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(i) and 10.1(j), all outstanding Obligations (other than Obligations in connection with Secured Hedge Agreements which may be terminated in accordance with their own terms) shall automatically become immediately due and payable); (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of any Credit Party; (iii) require each Credit Party, at such Credit Party’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent; (iv) collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral; (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose; (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Credit Party, which right or equity of redemption is hereby expressly waived and released by each Credit Party; (vii) without limiting clause (vi), grant a general, special or other license in respect of any aspect of the Collateral on an exclusive or non-exclusive basis to any person throughout the world or any part of it and on such terms and on such conditions as Agent may consider appropriate; (viii) enforce against any licensee or other person all rights and remedies of each Credit Party with respect to all or any part of the Collateral, and take or refrain from taking any action that any Credit Party might take with respect to any of those rights and remedies, and for this purpose Agent shall have the exclusive right to enforce or refrain from enforcing those rights and remedies, and may in the name of any Credit Party and at its expense retain and instruct counsel and initiate any court or other proceeding that Agent considers necessary or expedient; (ix) take any step necessary to preserve, maintain or insure the whole or any part of the Collateral or to realize upon any of it or to put it in vendable condition, and any amount paid as a result of any taking any such steps shall be a cost the payment of which is secured by the Financing Agreements; (x) borrow money and use the Collateral directly or indirectly in carrying on any Credit Party’s business or as security for loans or advances for any such purposes; (xi) require each Credit Party to immediately begin using commercially reasonable efforts to obtain all consents and to provide all notices which may be required to permit Agent to assign any agreement or contract; (xii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with any Credit Party, debtors of any Credit Party, sureties and others as Agent may see fit without prejudice to the liability of any Credit Party or Agent’s right to hold and realize the security interest created under any Financing Agreement; and/or (xiii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, 5 days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Credit Party waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Credit Party waives the posting of any bond which might otherwise be required.

(c)	Notwithstanding anything to the contrary contained in this Section 10.2:

(i)	for the duration of the IP Grace Period, Agent shall not be permitted to enforce its security interest against the IP Collateral, or to exercise its rights under Section 10.2(b) with respect to the IP Collateral hereof except as permitted pursuant to the IP Collateral License Agreement;

(ii)	for the duration of the IP Grace Period, Borrower shall be permitted to use the IMAX name to carry on business;

(iii)	upon the commencement of the IP Grace Period, Agent shall have, pursuant to the IP Collateral License Agreement, a royalty-free, freely assignable perpetual license to use the IP Collateral required to enable Agent to perform the obligations of Borrower under any contract or agreement;

(iv)	upon the commencement of the IP Grace Period, Agent may sell, transfer, assign and/or otherwise dispose of the Collateral, other than the IP Collateral, to any transferee or assignee, and

(v)	subsequent to the expiry of the IP Grace Period, provided that an Event of Default is then continuing, Agent may sell, transfer, assign and/or otherwise dispose of any of the IP Collateral up to a maximum amount equal to the outstanding Obligations together with all costs, charges and expenses incurred by Agent as a result of enforcing against the IP Collateral and Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s true and lawful attorney-in-fact and authorizes Agent (and all persons designated by Agent) to effect the foregoing.

(d)	Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations in the order set forth in Section 5.3(b).

(e)	Each Credit Party shall remain liable to Agent for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of enforcement including legal costs and expenses.

(f)	Without limiting the foregoing, upon the occurrence of an Event of Default that is continuing, Agent or Lenders may, at their option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lenders to Borrower.

(g)	Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Agent or a Lender to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Credit Parties and not of Agent or Lenders, and Agent and Lenders shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Agent, all money received by such Receiver shall be received in trust for and paid to Agent. Such Receiver shall have all of the powers and rights of Agent described in this Section 10.2. Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

(h)	Where Agent realizes upon any of the Collateral, and in particular upon any of the IP Collateral, each Credit Party shall provide without charge its know-how and expertise relating to the use and application of the Collateral, and in particular shall instruct Agent, and any purchaser of the Collateral designated by Agent, concerning any IP Collateral including any confidential information or trade secrets of such Credit Party. For greater certainty, the parties agree that unless such confidential information or trade secrets form part of the Collateral being realized upon, such confidential information or trade secrets shall be provided for use only subject to any agreement regarding the confidentiality thereof or for the protection thereof as may be reasonably requested by a Credit Party.

(i)	Each Credit Party shall pay all reasonable costs, charges and expenses incurred by Agent or Lenders or any Receiver or any nominee or agent of Agent or Lenders, whether directly or for services rendered (including solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing any Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured by the Financing Agreements.

(j)

Each Credit Party hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Credit Party’s true and lawful attorney-in-fact, and authorizes Agent, in such Credit Party’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing: (i) demand payment on Accounts or other proceeds of the Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Credit Party’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Credit Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Credit Party’s mail to an address designated by Agent, and open and dispose of all mail addressed to such Credit Party, (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Credit Party’s obligations under the Financing Agreements, (x) have access to any lockbox or postal box into which such Credit Party’s mail is deposited, (xi) endorse such Credit Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (xii) sign such Credit Party’s name on any verification of Accounts and notices thereof to account debtors, (xiii) endorse such Credit Party’s name upon any items of payment or proceeds thereof and deposit the same in Agent’s account for application to the Obligations; and (xiv) take control in any manner of any item of payment or proceeds thereof; and (b) at any time, to execute in such Credit Party’s name and file any PPSA, UCC or other financing statements or amendments thereto in respect of the security interests granted to Agent pursuant to any of the Financing Agreements if such Credit Party has not done so within 2 days from Agent’s request. Each Credit Party hereby releases Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(k)	Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, at its option: (a) cure any default by any Credit Party or any Subsidiary thereof under any agreement with a third party or pay or bond on appeal any judgment entered against any Credit Party or any Subsidiary thereof; (b) discharge taxes and Liens at any time levied on or existing with respect to the Collateral; and (c) pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by each Credit Party on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Credit Party or any Subsidiary thereof. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

ARTICLE 11

ASSIGNMENT AND PARTICIPATIONS: APPOINTMENT OF AGENT

11.1	Assignment and Participations

(a)	Subject to the terms of this Section 11.1, any Lender may make an assignment or a sale of participations in, at any time or times, the Financing Agreements, Loans and any Revolving Loan Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall:

(i)	be in a minimum amount of $5,000,000 with respect to Revolving Loans and $1,000,000 with respect to Term Loans;

(ii)	require the consent of Agent, Issuing Lender and Borrower; provided that:

(A)	such consent is not to be unreasonably withheld, conditioned or delayed;

(B)	the consent of Issuing Lender shall not be required if such assignment is in respect of a Term Loan;

(C)	the consent of Borrower shall not be required if:

(1)	an Event of Default or Default shall have occurred and be continuing;

(2)	such assignment is to an Eligible Transferee; or

(3)	Borrower does not object to such assignment within 10 Business Days of receipt of notice of such assignment;

(iii)	not be to a Prohibited Transferee;

(iv)	be effected by the execution of an Assignment and Assumption Agreement;

(v)	be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; and

(vi)	include a payment to Agent of an assignment fee of $3,500.

In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitment or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender” hereunder. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Revolving Loan Commitment. In the event any Lender assigns or otherwise transfers all or any part of the Obligations, such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new notes in exchange for the notes, if any, being assigned. Borrower agrees from time to time to execute notes (in form and substance satisfactory to Agent, acting reasonably) evidencing the Loans if requested by Agent. Notwithstanding the foregoing provisions of this Section 11.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Financing Agreements to the Bank of Canada or the Canada Deposit Insurance Corporation or foreign equivalent; provided, that no such pledge shall release such Lender from such Lender’s obligations hereunder or under any other Financing Agreement.

(b)	Any sale of a participation by a Lender of all or any part of its Revolving Loan Commitment or Loans shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or fees payable with respect to any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Financing Agreements). Neither Agent nor any Lender (other than a Lender selling a participation) shall have any duty to any participant and may continue to deal solely with Lenders selling a participation as if no such sale had occurred. No consent of Borrower, Agent or Issuing Lender is required with respect to the sale of a participation by a Lender of all or any part of its Revolving Loan Commitment or Loans. No sale of a participation by a Lender of all or any part of its Revolving Loan Commitment or Loans shall be made to a Prohibited Transferee.

(c)	Each Credit Party shall assist any Lender permitted to sell assignments or participations under this Section 11.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party shall certify the correctness, completeness and accuracy of all descriptions of it and its respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(d)	A Lender may furnish any information concerning a Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) provided such Persons agree to maintain the confidentiality of such information.

(e)	No Credit Party may assign its rights under the Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and all Lenders.

11.2	Appointment of Agent

(a)	Agent is hereby appointed to act on behalf of Secured Parties as Agent under this Agreement and the other Financing Agreements. The provisions of this Section 11.2 are solely for the benefit of Agent and Lenders and neither any Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Financing Agreements, Agent shall act solely as an agent of Secured Parties and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any Person other than Secured Parties. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Financing Agreements. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Financing Agreement or otherwise a fiduciary relationship in respect of any Secured Party. Except as expressly set forth in this Agreement and the other Financing Agreements, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Agent or any of its affiliates in any capacity. Neither Agent nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Secured Party for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on them.

(b)

If Agent shall request instructions from all Lenders, all affected Lenders or Required Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Financing Agreement, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all Lenders, all affected Lenders or Required Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Financing Agreement (i) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Financing Agreement;

(ii) if such action would, in the opinion of Agent, expose Agent to liabilities under Environmental Laws; or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Financing Agreement in accordance with the instructions of all Lenders, all affected Lenders or Required Lenders, as the case may be.

11.3	Agent’s Reliance, Etc.

Neither Agent nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Financing Agreements, except for damages caused by its or their own gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on them. Without limiting the generality of the foregoing, Agent: (i) may treat the payee of any note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations made in or in connection with this Agreement or the other Financing Agreements; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Financing Agreements on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (v) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Financing Agreements or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Financing Agreements by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

11.4	Agent and Affiliates

With respect to its Revolving Loan Commitment and Loans hereunder, Agent shall have the same rights and powers under this Agreement and the other Financing Agreements as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” hereunder shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its affiliates may lend money to, invest in, and generally engage in any kind of business with any Credit Party, any of its affiliates and any Person who may do business with or own securities of any Credit Party or any such affiliate, all as if Agent were not Agent and without any duty to account therefore to Secured Parties. Agent and its affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Secured Parties. Each Secured Party acknowledges the potential conflict of interest between Agent as a Lender and Agent as agent hereunder.

11.5	Lender Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Information Certificates and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Credit Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Revolving Loan Commitment and the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

11.6	Indemnification

Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), rateably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Financing Agreement or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on Agent. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its rateable share according to its Pro Rata Share of any out-of-pocket expenses (including reasonable fees of counsel) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Financing Agreement, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

11.7	Failure to Act

Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 11.6 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

11.8	Concerning the Collateral and the Related Financing Agreements

Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon Lenders.

11.9	Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a)	is deemed to have requested that Agent furnish such Lender, within a reasonable time after it becomes available to Agent, a copy of each report, Compliance Certificate and/or other documentation (each such report, certificate or documentation being referred to herein as a “Report” and collectively, “Reports”) provided to Agent by Credit Parties pursuant to the Financing Agreements;

(b)	expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; and

(c)	agrees to keep all Reports confidential in accordance with Section 7.11(b).

11.10	Collateral Matters

(a)	Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) hereby irrevocably authorize Agent at its option and in its discretion to release any Lien upon any of the Collateral (i) upon termination of the Revolving Loan Commitment and payment and satisfaction of all of the non-contingent Obligations and delivery of cash collateral to the extent required under Section 13.1 below; or (ii) constituting property being sold or disposed of if applicable Credit Party certifies to Agent that the sale or disposition is made in compliance with Section 8.1 hereof (and Agent may rely conclusively on any such certificate, without further enquiry); or (iii) constituting property in which applicable Credit Party did not own an interest at the time the Lien was granted or at any time thereafter; or (iv) if required under the terms of any of the other Financing Agreements, including any intercreditor agreement; or (v) approved, authorized or ratified in writing in accordance with Section 11.14 hereof. Lenders hereby irrevocably authorize Agent to subordinate its Lien upon the specific Collateral on which another Person has a Lien as permitted under Section 8.2(e) and if such Person will not permit Agent to retain its Lien on such Collateral, Lenders hereby irrevocably authorize Agent to release its Lien upon such Collateral. Except as provided above, Agent will not release any Lien upon any of the Collateral without the prior written authorization required in accordance with Section 11.14 hereof.

(b)

Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by applicable Lenders, each Lender, as applicable, agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Lien without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Credit Party in respect of) the Collateral retained by such Credit Party.

(c)	Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that the Liens granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

11.11	Successor Agent

Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution or other entity whose business includes making commercial loans, in each case, is organized under the laws of Canada or of any province thereof. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements, except that any indemnity rights or other rights in favour of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Financing Agreements.

11.12	Setoff and Sharing of Payments

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 11.13(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person other than Agent, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any Credit Party) and any other properties or assets at any time held or owing by that Lender to or for the credit or for the account of any Credit Party against and on account of any of the Obligations that are not paid when due; provided, that Lenders exercising such setoff rights shall give notice thereof to such Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders shall sell) such participations in each such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so setoff or otherwise received with the other Lenders in accordance with their respective Pro Rata Shares. Each Credit Party agrees, to the fullest extent permitted by law that (a) any Lender may exercise its right to setoff with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so setoff to the other Lenders; and (b) any Lender so purchasing a participation in a Loan made or other Obligations held by the other Lenders may exercise all rights of setoff, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the setoff amount or payment otherwise received is thereafter recovered from a Lender that has exercised the right of setoff, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

11.13	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert

(a)	Advances; Payments.

(i)	In each funding notice provided by Agent to a Lender hereunder, Agent shall provide such Lender with written confirmation (by telephone, telecopy or email (if such Lender has provided email notice coordinates to Agent)) that all conditions precedent hereunder to such funding have been satisfied or waived in accordance with the terms hereof.

(ii)

Each Lender shall make the amount of such Lender’s Pro Rata Share of such Loan available to Agent in same day funds by wire transfer to Agent’s account not later than 12:00 noon (Eastern Time) (or promptly thereafter) on the requested funding date (which must be a Business Day). After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Loan to Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(iii)	On the 5th Business Day of each Fiscal Quarter or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, telecopy or email (if such Lender has provided email notice coordinates to Agent) of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Loans required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Financing Agreements as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the portion of the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Loans or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account not later than 2:00 p.m. (Eastern Time) on the next Business Day following each Settlement Date.

(b)	Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Loan available to Agent on each funding date (which must be a Business Day). If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 11.13(b) or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that a Credit Party may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefore on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(c)	Return of Payments.

(i)	If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)	If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any bankruptcy or insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)	Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder on the date specified thereof, shall not relieve the other Lenders (each such other Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Financing Agreement or constitute a “Lender” for any voting or consent rights under or with respect to any Financing Agreement. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Revolving Loan Commitments and Loans of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement.

(e)	Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with (i) any notice of any Event of Default received by Agent from, or delivered by Agent to, Borrower, (ii) notice of any Event of Default of which Agent has actually become aware, (iii) notice of any action taken by Agent following any Event of Default and (iv) any notice received from any Credit Party pursuant to Section 7.6(b); provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on Agent.

(f)	Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with Agent and each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the other Financing Agreements (excluding exercising any rights of setoff) without first obtaining the prior written consent of Agent and all other Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Financing Agreements shall be taken in concert and at the direction or with the consent of Agent, all Lenders, affected Lenders or Required Lenders, as the case may be.

11.14	Approval of Lenders and Agent

(a)	Notwithstanding any other provision of this Agreement but subject to Section 11.14(b), (c) and (d), no amendment or waiver of any provision of this Agreement, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Credit Parties and the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

(i)	provided that no amendment, waiver or consent shall, unless in writing and signed by all Lenders directly and adversely affected thereby (other than a Non-Funding Lender) do any of the following at any time:

(A)	reduce the rate or amount of any principal, interest or fees payable by Borrower or alter the currency or mode of calculation or computation thereof;

(B)	extend the time for payments required to be made by Borrower or the Maturity Date;

(C)	increase any Lender’s Revolving Loan Commitment;

(D)	change the definition of Required Lenders, any provision of this Section 11.14, amend the pro rata sharing provisions hereunder or amend the voting percentages hereunder; or

(E)	change the payment waterfall in Section 5.3(b) hereof;

(ii)	provided further that no amendment, waiver or consent shall, unless in writing and signed by all Lenders (other than a Non-Funding Lender) do any of the following at any time:

(A)	release all or substantially all of the value of the Collateral under any Financing Agreement or any guarantee of the Obligations; and

(B)	permit any Credit Party to assign its rights under the Financing Agreements.

(b)	Notwithstanding Section 11.14(a), Agent may, without the consent of Lenders, make amendments to the Financing Agreements that are for the sole purpose of curing any immaterial or administrative ambiguity, defect or inconsistency. Agent shall, within a reasonable time, notify Lenders or any such action.

(c)	Notwithstanding Section 11.14(a), no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any of the other Financing Agreements.

(d)	Notwithstanding Section 11.14(a), no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to Lenders required above to take such action, affect the rights or duties of Issuing Lender under this Agreement or any of the other Financing Agreements.

(e)	No Cash Management Bank or Hedge Bank that obtains the benefits of Section 5.3 or any Collateral by virtue of the provisions hereof or of any Financing Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Financing Agreement or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Financing Agreements. Notwithstanding any other provision of this Article 11 to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Agreements and Secured Cash Management Agreements unless Agent has received written notice of such Secured Hedge Agreements and Secured Cash Management Agreements, together with such supporting documentation as Agent may request from the applicable Hedge Bank or Cash Management Bank, as the case may be.

ARTICLE 12

JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

12.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a)	The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)

Credit Parties, Lenders and Agent irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Justice (Ontario) and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under any of the Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of any of the Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Credit Party or its property in the courts of any other jurisdiction which Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or to otherwise enforce their respective rights against such Credit Party or its property).

(c)	To the extent permitted by law, each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed 5 days after the same shall have been so deposited in the Canadian mails, or, at Agent’s option, by service upon such Credit Party in any other manner provided under the rules of any such courts. Within 30 days after such service, such Credit Party shall appear in answer to such process, failing which such Credit Party shall be deemed in default and judgment may be entered by Agent or Lenders against such Credit Party for the amount of the claim and other relief requested.

(d)	TO THE EXTENT PERMITTED BY APPLICABLE LAW EACH CREDIT PARTY, LENDERS AND AGENT EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER ANY OF THE FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF ANY OF THE FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, CREDIT PARTIES, AGENT AND LENDERS EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH CREDIT PARTY, AGENT OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)

Lenders and Agent shall not have any liability to any Credit Party (whether in tort, contract, equity or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by any Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent or a Lender, that the losses were the result of acts or omissions constituting gross negligence or wilful misconduct of such Person and each Credit Party hereby waives any claims for special, punitive, exemplary, indirect or consequential damages in respect of any breach or alleged breach by Agent or any Lender of any of the terms of this

Agreement or the other Financing Agreements except in the case of gross negligence or wilful misconduct of Agent or any Lender as determined by a final and non-appealable judgment or court order binding on Agent or Lender.

(f)	Each Credit Party hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Agent from and after the occurrence of an Event of Default that is continuing to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Each Credit Party waives the posting of any bond otherwise required of Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favour of Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction or any other Financing Agreement.

12.2	Waiver of Notices

Each Credit Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Credit Party which Agent may elect to give shall entitle any Credit Party to any other or further notice or demand in the same, similar or other circumstances.

12.3	Amendments and Waivers

Subject to Section 11.14, neither this Agreement nor any provision hereof shall be amended or waived, nor consent to any departure by any Credit Party therefrom permitted, orally or by course of conduct, but only by a written agreement signed by an authorized officer of each Lender and Agent, and as to amendments, as also signed by an authorized officer of each Credit Party. Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

12.4	Waiver of Counterclaim

Each Credit Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

12.5	Indemnification

Each Credit Party shall indemnify and hold Arranger, Agent and each Lender, and their respective directors, officers, agents, representatives, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of any Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto or the relationship between any Credit Party, on one hand, and Arranger, Agent, each Lender and their respective directors, officers, agents, representatives, employees and counsel, on the other hand, including amounts paid in settlement, court costs, and the fees and expenses of counsel and others incurred in connection with investigating, preparing to defend or defending any such litigation, investigation, claim or proceeding. Such indemnification shall not apply to losses, claims, damages, liabilities, costs or expenses resulting from the bad faith, fraud, gross negligence or wilful misconduct of Arranger, Agent, any Lender and/or their respective directors, officers, agents, representatives, employees and counsel as determined pursuant to a final non-appealable order of a court of competent jurisdiction or to losses, claims, damages, liabilities, costs or expenses to the extent relating to disputes among such indemnified parties or to a breach of their obligations to a Credit Party hereunder as determined pursuant to a final non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.5 may be unenforceable because it violates any law or public policy, each Credit Party shall pay the maximum portion which it is permitted to pay under applicable law to Arranger, Agent, each Lender and their respective directors, officers, agents, representatives, employees and counsel in satisfaction of indemnified matters under this Section 12.5. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

12.6	Costs and Expenses

Upon demand by Agent, each Credit Party shall pay to Arranger, Agent and Lenders all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the structuring, arrangement, syndication, preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, restructuring, enforcement and defense of the Obligations, Agent and each Lender’s rights in the Collateral, the Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording or searching (including PPSA and UCC financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums and search fees; (c) reasonable costs and expenses of remitting loan proceeds and other items of payment, together with Agent’s customary charges and fees with respect thereto; (d) costs and expenses of preserving and protecting the Collateral; (e) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Financing Agreements or defending any claims made or threatened against Agent and Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses including due diligence, audit and appraisal expenses and legal fees incurred in the structuring, negotiation, arrangement, syndication, restructuring, administration and amending of this Agreement; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Arranger, Agent and Lenders in connection with any of the foregoing.

12.7	Further Assurances

At the request of Agent at any time and from time to time, each Credit Party shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of any of the Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and each Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, each Credit Party hereby authorizes Agent to execute and file one or more PPSA, UCC or other financing statements or notices signed only by Agent or Agent’s representative.

ARTICLE 13

TERM OF AGREEMENT; MISCELLANEOUS

13.1	Term

(a)	This Agreement shall continue in full force and effect for a term ending on the Maturity Date unless sooner terminated pursuant to the terms hereof. Upon the Maturity Date or effective date of termination of this Agreement, Borrower shall pay to Agent, in full, all outstanding and unpaid non-contingent Obligations (except under or in connection with any Secured Hedge Agreement) and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Secured Parties from loss, cost, damage or expense, including legal fees and expenses, issued and outstanding Letter of Credit Accommodations, outstanding Secured Hedge Agreements and cheques or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, (Eastern time).

(b)	No termination of this Agreement shall relieve or discharge any Credit Party of its respective duties, obligations and covenants under the Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders, under the Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

13.2	Notice

All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their respective addresses set forth below and to each Credit Party at its chief executive office set forth below, or to such other address as any party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, 1 Business Day after sending; and if by registered mail, return receipt requested, 5 days after mailing.

13.3	Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.4	Successors

The Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders and each Credit Party and their respective successors and permitted assigns.

13.5	Entire Agreement

The Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.6	Headings

The division of this Agreement into sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.7	Judgment Currency

To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this section, continue in full force and effect.

13.8	Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile or pdf copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile or pdf copy shall deliver to the other party an original copy of this Agreement as soon as possible after delivering the facsimile or pdf copy.

13.9	Patriot Act Notice

Agent and each Lender which is subject to the Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Credit Party and its Subsidiaries and other information that will allow Agent and such Lender to identify such person in accordance with the Patriot Act and any other applicable law. Each Credit Party is hereby advised that any Loans or Letter of Credit Accommodations hereunder are subject to satisfactory results of such verification.

ARTICLE 14

ACKNOWLEDGMENT AND RESTATEMENT

14.1	Existing Obligations

Borrower hereby acknowledges, confirms and agrees that Borrower is indebted for outstanding loans, advances and letter of credit accommodations to Borrower under the Second Amended and Restated Credit Agreement together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to the extent set forth in the Second Amended and Restated Credit Agreement, without setoff, defense or counterclaim of any kind, nature or description whatsoever. The Loans and other financial accommodations provided for in this

Agreement are an extension of the loans and other financial accommodations provided for under the Second Amended and Restated Credit Agreement and shall continue without novation.

14.2	Acknowledgment of Security Interests

(a)	Borrower hereby acknowledges, confirms and agrees that Agent, on behalf of itself and Secured Parties, shall continue to have a Lien upon the collateral heretofore granted to Original Lender and Original Agent pursuant to and in connection with the Original Loan Agreement, the First Amended and Restated Credit Agreement and the Second Amended and Restated Credit Agreement, as the case may be, to secure the Obligations, as well as any collateral granted under or in connection with this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent, any Lender, Original Lender, Original Agent, any Secured Party or any of their respective Affiliates.

(b)	The Liens of Agent, on behalf of itself and Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens to Original Lender, Original Agent or Agent under the Financing Agreements or any Secured Hedge Agreements.

(c)	Notwithstanding any term of any Financing Agreement, Borrower acknowledges, confirms and agrees that all security granted by it under, or in connection with, the Original Loan Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement and the other Financing Agreements shall be held by Agent, on behalf of itself and Secured Parties (including those under Secured Hedge Agreements and Secured Cash Management Agreements), to secure the Obligations (including those arising under the Secured Hedge Agreements and Secured Cash Management Agreements).

14.3	Second Amended and Restated Credit Agreement

Borrower hereby acknowledges, confirms and agrees that: (a) the Second Amended and Restated Credit Agreement has been duly executed and delivered by Borrower and is in full force and effect as of the Closing Date; (b) the agreements and obligations of Borrower contained in the Second Amended and Restated Credit Agreement constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms and Borrower has no valid defense to the enforcement of such obligations; and (c) Agent and Lenders are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Second Amended and Restated Credit Agreement.

14.4	Restatement

(a)

Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the Closing Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Second Amended and Restated Credit Agreement are simultaneously amended and restated in their entirety, and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements executed and/or delivered on or after the Closing Date, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore incurred and the Liens and other interests in the collateral heretofore granted, pledged and/or assigned by Borrower to Agent, Original Lender, Original Agent, any Lender, any Secured Party or any of their respective Affiliates (whether directly, indirectly or otherwise).

(b)	The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other obligations, liabilities and indebtedness of Borrower evidenced by or arising under the Second Amended and Restated Credit Agreement, and the Liens of Agent, on behalf of itself and Secured Parties, securing such Obligations and other obligations, liabilities and indebtedness, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent, for the benefit of itself and Secured Parties.

(c)	All loans, advances and other financial accommodations under the Second Amended and Restated Credit Agreement and all other obligations, liabilities and indebtedness of Borrower outstanding and unpaid as of the Closing Date pursuant to the Second Amended and Restated Credit Agreement or otherwise shall be deemed Obligations of Borrower pursuant to the terms hereof. The principal amount of the Loans and the amount of the Letters of Credit Accommodations outstanding as of the Closing Date under the Second Amended and Restated Credit Agreement shall be allocated to the Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine in accordance with the terms hereof.

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IN WITNESS WHEREOF, Lenders, Agent and Credit Parties have caused this Agreement to be duly executed as of the day and year first above written.

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick M. Drum
Name:	Patrick M. Drum
Title:	Senior Vice President

By:	/s/ Alan T. Prohaska
Name:	Alan T. Prohaska
Title:	Vice President

Address:

1525 West W. T. Harris Blvd 1B1

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Thomas Nikolic

[Credit Agreement—Signature Page]

ISSUING LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick M. Drum
Name:	Patrick M. Drum
Title:	Senior Vice President

By:	/s/ Alan T. Prohaska
Name:	Alan T. Prohaska
Title:	Vice President

Address:

1525 West W. T. Harris Blvd 1B1

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Thomas Nikolic

Fax: 704-715-0017333

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick M. Drum
Name:	Patrick M. Drum
Title:	Senior Vice President

By:	/s/ Alan T. Prohaska
Name:	Alan T. Prohaska
Title:	Vice President

Address:

MAC E2064-031

333South Grand, 3rd Floor

Los Angeles, CA 90071

Attention: Patrick Drum (Senior Vice President)

and Alan Prohaska (Vice President)

Fax: 855-729-3712

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Colin Sharman
Name:	Colin Sharman
Title:	Authorized Signatory

By:	/s/ Michael Leroux
Name:	Michael Leroux
Title:	Authorized Signatory

Address:

Commerce Court West, 4th Floor

199 Bay Street

Toronto, ON

M5L 1A2

Attention: Colin Sharman

Fax: 416-980-5352

LENDER:

EXPORT DEVELOPMENT CANADA

By:	/s/ Christopher Wilson
Name:	Christopher Wilson
Title:	Senior Associate

By:	/s/ Karen Morandin
Name:	Karen Morandin
Title:	Senior Financing Manager

Address:

Export Development Canada

150 Slater Street

Ottawa, Ontario

Canada

K1A 1K3

Operations Contact:

Attention: Loans Services

F: 613 598 2514

Covenant Reporting Contact:

Attention: Covenants Officer

T: 613 598 2979

Post Signing Credit Contact:

Attention: Assets Manager

F: 613 598 3186

LENDER:

HSBC BANK CANADA

By:	/s/ Ambar Bansal
Name:	Ambar Bansal
Title:	Vice President, Regional Head-Ontario Corporate Banking

By:	/s/ Lyndsay Thompson
Name:	Lyndsay Thompson
Title:	Assistant Vice President, Global Relationship Manager, Corporate Banking

LENDER:

ROYAL BANK OF CANADA

By:	/s/ Thomas Paton
Name:	Thomas Paton
Title:	Authorized Signatory

Address:

National Client Group—Finance

Royal Bank of Canada

4th Floor, North Tower, Royal Bank Plaza

Toronto, ON M5J 2W7

Attention: Thomas Paton

Fax: 416-842-4090

[Credit Agreement—Signature Page]

LENDER:

NATIONAL BANK OF CANADA

By:	/s/ James Uson
Name:	James Uson
Title:	Director

By:	/s/ Russell Garrard
Name:	Russell Garrard
Title:	Senior Director

Address:

130 King Street West

Toronto, ON M5X 1J9

Attention: James Uson

Fax: 416-864-7819

BORROWER:		GUARANTOR:

IMAX CORPORATION		IMAX U.S.A. INC.

By:	/s/ Joseph Sparacio	By:	/s/ Joseph Sparacio
Name:	Joseph Sparacio	Name:	Joseph Sparacio
Title:	Executive Vice President	Title:	Vice President, Finance
& Chief Financial Officer

By:	/s/ Edward MacNeil	By:	/s/ Edward MacNeil
Name:	Edward MacNeil	Name:	Edward MacNeil
Title:	Senior Vice President, Finance	Title:	Vice President

Chief Executive Office: 110 East 59th Street Suite 2100 New York, New York, 10022 Attention: Senior Executive Vice President and General Counsel Fax: (212) 371-7584		Chief Executive Office: 110 East 59th Street New York, NY 10022 Attention: Robert D. Lister Fax: (212) 371-7584

GUARANTOR:		GUARANTOR:

1329507 ONTARIO INC.		DAVID KEIGHLEY PRODUCTIONS 70 MM INC.

By:	/s/ Joseph Sparacio	By:	/s/ Joseph Sparacio
Name:	Joseph Sparacio	Name:	Joseph Sparacio
Title:	Vice President, Finance	Title:	Vice President, Finance

By:	/s/ Edward MacNeil	By:	/s/ Edward MacNeil
Name:	Edward MacNeil	Name:	Edward MacNeil
Title:	Vice President	Title:	Vice President

Chief Executive Office: 2525 Speakman Drive Mississauga, ON L5K 1B1 Attention: Robert D. Lister Fax: (212) 371-7584		Chief Executive Office: 3003 Exposition Boulevard Santa Monica, CA 90404 Attention: Robert D. Lister Fax: (212) 371-7584

[Credit Agreement—Signature Page]

GUARANTOR:		GUARANTOR:

IMAX II U.S.A. INC.		IMAX (BARBADOS) HOLDING, INC.

By:	/s/ Joseph Sparacio	By:	/s/ Joseph Sparacio
Name:	Joseph Sparacio	Name:	Joseph Sparacio
Title:	Vice President, Finance	Title:	Vice President, Finance

By:	/s/ Edward MacNeil	By:	/s/ Edward MacNeil
Name:	Edward MacNeil	Name:	Edward MacNeil
Title:	Vice President	Title:	Vice President

Chief Executive Office: 110 East 59th Street New York, NY 10022 Attention: Robert D. Lister Fax: (212) 371-7584		Chief Executive Office: The Phoenix Centre George Street, Belleville St. Michael, Barbados Attention: Robert D. Lister Fax: (212) 371-7584

[Credit Agreement—Signature Page]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C

INFORMATION CERTIFICATES

EXHIBIT D

FORM OF NOTICE OF BORROWING

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

EXHIBIT F

FORM OF NOTICE OF PREPAYMENT

EXHIBIT G

REVOLVING LOAN COMMITMENTS

EXHIBIT H

CLOSING AGENDA

SCHEDULE 6.1

CORPORATE STRUCTURE CHART

SCHEDULE 6.9

RESTRICTIONS ON ASSIGNABILITY IN SIGNIFICANT CONTRACTS

SCHEDULE 8.2

EXISTING LIENS

SCHEDULE 8.3

EXISTING INDEBTEDNESS

SCHEDULE 8.4A

GUARANTEES

SCHEDULE 8.4B

EXISTING LOANS, ADVANCES AND GUARANTEES